                                 EXHIBIT 99.3

                               TABLE OF CONTENTS

                                                                            PAGE


INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

PROCEDURAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

PROPOSED REVERSE SPLIT  . . . . . . . . . . . . . . . . . . . . . . . . . .  3

         Summary of the Proposed Reverse Split  . . . . . . . . . . . . . .  3
         Option to Round Up Stock Holdings  . . . . . . . . . . . . . . . .  5
         Cash Payment in Lieu of Fractional Shares  . . . . . . . . . . . .  5
         Market Price . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         Amendment to Articles of Incorporation . . . . . . . . . . . . . .  7
         Exercise of Round Up Option and Exchange of Stock Certificates . .  7
         Voting Requirements  . . . . . . . . . . . . . . . . . . . . . . .  8
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . .  9
         Regulatory Requirements  . . . . . . . . . . . . . . . . . . . . . 10
         Purchase of Returned Shares  . . . . . . . . . . . . . . . . . . . 10

SPECIAL FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

         Effect of the Proposed Reverse Split . . . . . . . . . . . . . . . 11
         Background of the Proposed Reverse Split . . . . . . . . . . . . . 12
         IMCC Transaction and Settlement Agreements . . . . . . . . . . . . 14
         Reasons for the Proposed Reverse Split . . . . . . . . . . . . . . 18
         Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . .
         Recommendation of the Board of Directors . . . . . . . . . . . . . 19
         Interests of Certain Persons and Potential Conflicts of Interest . 21 Conduct of the Company's Business After the Proposed Reverse
         Split  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         Persons and Assets Employed, Retained or Utilized  . . . . . . . . 22
         Financing the Proposed Reverse Split . . . . . . . . . . . . . . . 23

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF . . . . . . . . . . . . . . 23

         Security Ownership of Certain Beneficial Owners  . . . . . . . . . 23
         Security Ownership of Management . . . . . . . . . . . . . . . . . 24

FINANCIAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . 26
         Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . 26
         Financial Statements . . . . . . . . . . . . . . . . . . . . . . . 27

                                                                            PAGE



OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

EXHIBITS


         Exhibit 1 - Amendment to Articles of Incorporation
         Exhibit b - Fairness Opinion Issued by Centerpoint Advisors, Inc.,
                     dated as of February 17, 1998
         Exhibit e - Part 13 of the Utah Business Corporation Act

                    PRELIMINARY COPY DATED FEBRUARY 25, 1998

                                FOR REVIEW ONLY

                       UTAH RESOURCES INTERNATIONAL, INC.
                        297 West Hilton Drive, Suite #4
                            St. George, Utah  84770

                                PROXY STATEMENT

                    Special Meeting of the Shareholders to be
                         Held on _______________, 1998



                                  INTRODUCTION

     This Proxy Statement is furnished to the shareholders of Utah
Resources International, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Special Meeting of the Shareholders of the Company (the "Special Meeting"). The Special Meeting will be held on ___________________, 1998, at ___________
p.m., M.S.T., at _____________________________________________ for the purpose specified in the accompanying Notice of Meeting of Shareholders. This Proxy Statement and enclosed form of proxy ("Proxy") were first sent to shareholders on or about ____________________, 1998.

                               PROCEDURAL MATTERS


     The Board of Directors of the Company is soliciting proxies from the shareholders of the Company in connection with the Special Meeting. The enclosed Proxy enables shareholders to vote on all matters scheduled to come before the Special Meeting. The matters scheduled to come before the Special Meeting include: (i) considering and voting upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding common, $.10 par value per share stock (the "Common Stock"), as of 4:30 p.m., M.S.T., on _______________________ __, 1998 on the
basis that each 1,000 shares of Common Stock then outstanding will be converted into 1 share of common, $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares of Common Stock or any increment thereof (after being given an option to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share) being paid cash in exchange for their fractional shares at a price of $3.35 per share for each share outstanding on ________ __, 1998 (the "Record Date");

and (ii) transacting such other business as may properly come before the meeting and any adjournment thereof, as more fully described below:



     PROPOSAL - EFFECT THE REVERSE SPLIT


     Proposal


     To consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding
common, $.10 par value per share stock (the "Common Stock"), as of    p.m.,
M.S.T., on    1998 on the basis that each 1,000 shares of Common Stock then outstanding will be converted into 1 share of common, $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares of Common Stock or any increment thereof (after being given an option to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share) being paid in cash in exchange for their fractional shares at a price of $3.35 per share for each share outstanding immediately prior to such reverse split (the "Reverse Split"). As a result of the Reverse Split, the Company is expected to become a non-SEC reporting Company. For a more detailed description of the actions the Company plans to take following the Reverse Split, see the Section entitled "SPECIAL FACTORS/Conduct of the Company's Business After the Proposed Reverse Split."


     Advantages

     The advantages of the Company effecting the Reverse Split are as follows:

     1. The Company is contractually obligated to cause the Reverse Split. Such obligation arose in connection with IMCC's acquisition of 50.5% of the outstanding shares of the Company's Common Stock and the settlement of protracted and expensive litigation. For a more detailed description of the litigation which led to the settlement agreement, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS." For a more detailed description of the history of the contractual obligation, see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Split."


     2. The Board of Directors believes that the financial terms of the Reverse Split are fair both to shareholders who will receive shares of New Stock and to shareholders who will receive the $3.35 per share, because:


                    (a) IMCC paid $3.35 per share with respect to its acquisition of a 50.5% interest in the Company on July 3, 1996:


                    (b) The Company redeemed on July 3, 1996 Anne Morgan and Victoria Morgan's shares for $3.35 per share, pursuant to the settlement agreement by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle
                            D. Hurd, Mark G. Jones, Mark Technologies
                            Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"). The court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement as those terms are defined herein, the written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director of the Company at the time and shareholder of the Company), Gerard E. Morgan, John C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved. For a more detailed description of the litigation which led to the 1996 Settlement Agreement, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS." For a more detailed description of the contractual obligation for the $3.35 per share Reverse Split price, see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Reverse Split":



                    (c) The high bid price of the Company's Common Stock for the fourth quarter of 1997 was $.875, which is far below the $3.35 per share purchase price being offered by the Company:


                    (d) The Reverse Split provides fractional shareholders with the opportunity to liquidate their holdings at a price substantially above market trades and without incurring brokerage costs, particularly given the absence of an active market for the Common Stock reflective of the Company's operations and earning potential: and

                    (e) The Reverse Split provides fractional shareholders who wish to continue to be shareholders of the Company the option to exercise the round-up option at a purchase price of $3.35 per share.

     3. The Company will realize cost savings in its cessation as a reporting company under the Exchange Act.


     4. The Company has obtained a fairness opinion with respect to the Reverse Split transaction, including the $3.35 per share Reverse Split purchase price, from Centerpoint Advisors, Inc., dated as of February 17, 1998 (the "Fairness Opinion"), which indicated that the proposed Reverse Split is fair from a financial point of view to the Company's shareholders. For a more detailed description of the Fairness Opinion, see the Section entitled, "SPECIAL FACTORS/ Fairness Opinion," and in order to review the Fairness Opinion see Exhibit b.



     For a more detailed description of the proposed Reverse Split and its advantages, see the Sections entitled "PROPOSED REVERSE SPLIT/Summary of the Proposed Reverse Split," and "SPECIAL FACTORS/Effect of the Proposed Reverse Split, Reasons for the Proposed Reverse Split and Recommendation of the Board of Directors."

     Disadvantages and Risks

     The disadvantages and risks to the Company and its shareholders associated with the Company effecting the Reverse Split are as follows:

     1. Deregistration eliminates the Company's obligation to provide detailed information to the Company's shareholders concerning the Company's principal shareholders, directors and executive officers, compensation paid the Company's executives, audited financial statements and certain relationships in related transactions between the Company's insiders and the Company, which under certain circumstances could better enable the Company's shareholders to assess the financial operations and policies of a corporation.


     2. There will likely be a loss of prestige that being a reporting company provides.


     3. The potential loss of ease of valuation of stock where there is active trading of such shares on an established securities exchange (shareholders should note, however, that there has been no such active trading with the Company's Common Stock).


     4. There will likely be decreased liquidity to the remaining shareholders due to the fact that there is a less public market for the Company's stock.


     5. When the Reverse Split is effected and the Company elects to cease to be an SEC reporting company, the Company will lose the potential flexibility for current or future financing of corporate expansion through the building of a more broad equity base through publicly offered sales of securities.




     For a more detailed description of the disadvantages of the proposed Reverse Split, see the Sections entitled "PROPOSED REVERSE SPLIT/Summary of the Proposed Reverse Split", and "SPECIAL FACTORS/Effect of the Proposed Reverse Split, Reasons for the Proposed Reverse Split, Recommendation of the Board of Directors, and Conduct of the Company's Business After the Proposed Reverse Split."

     Vote Required


     In order for the Reverse Split to become effective, a majority of the shareholders must vote in favor of the Reverse Split. Approval by a majority of the non-affiliated shareholders is not required.


     Board of Directors Recommendation


     The Board of Directors recommends voting "FOR" this Proposal.



        The proposal requires the affirmative vote by the holders of a majority of the Common Stock of the Company. Proxies marked "abstain" and broker non-votes will be considered present at the meeting for quorum purposes, but will not be counted for the purpose of determining the number of votes cast with respect to any matter. However, abstentions and broker non-votes will have the effect of a "no" vote if the vote required is a majority of the shares outstanding and entitled to be voted.



        Inter-Mountain Capital Corporation ("IMCC"), the holder of 50.5% of the Company's Common Stock, has indicated that it will vote in favor of the proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's Common Stock as discussed above. When Proxies are returned properly executed, the shares represented thereby will be voted by the persons named in the Proxy in accordance with the shareholder's directions.
Shareholders are urged to specify their choices by marking the enclosed Proxy; if no choice has been specified, the shares will be voted "AGAINST" the proposal set forth in the Notice of Special Meeting and further described in this Proxy Statement. The Company encourages the personal attendance of its shareholders at the Special Meeting. Execution of the accompanying Proxy may be revoked at any time before it is voted. Revocation may be effected by (i) a subsequently dated Proxy, (ii) written notice to the Company at its principal offices at 297 West Hilton Drive, Suite #4, St. George, Utah 84770, Attention: Gerry Brown, or
(iii) by attending the Special Meeting and voting your shares in person. No such notice of revocation of Proxy or later dated Proxy shall be effective, however, until and unless such notice or subsequent Proxy has been received by the secretary of the Company at or prior to the Special Meeting. A revocation will not affect a vote on any matters taken prior to the receipt of such revocation. Your attendance at the Special Meeting will not of itself revoke a Proxy.


     The Board of Directors of the Company has fixed ____________________, 1998, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and vote at the Special Meeting. At the close of business on the Record Date, 2,522,808 shares of the Company's common stock, par value $.10 per share (the "Common Stock") were issued and outstanding, and are, therefore, entitled to vote at the Special Meeting. Such shares are held by approximately 558 shareholders of record. Approximately 479 shareholders hold less than 1,000 shares of the Company's Common Stock. Common Stock constitutes the only class of voting securities entitled to vote at the Special Meeting. Holders of record of Common Stock on the Record Date are entitled to one vote per share, exercisable by Proxy or at the Special Meeting.

     The Company is a Utah corporation and directly owns approximately 401 acres of undeveloped land in St. George, Utah, approximately 355 acres of which are developable, on which it conducts its real property development business, primarily through its wholly owned subsidiary, Tonaquint, Inc. ("Tonaquint"). The principal executive offices of the Company are located at 297 West Hilton Drive, Suite #4, St. George, Utah 84770; the Company's telephone number at such office is (801) 628-8080.


                             PROPOSED REVERSE SPLIT

SUMMARY OF THE PROPOSED REVERSE SPLIT

     The Company was organized in Utah in 1966 as Utah Industrial, Inc. It was renamed Utah Resources International, Inc. in 1969. In 1981, the Company became a "reporting company" requiring it to file various reports with the Securities and Exchange Commission. On July 3, 1996, the Company consummated a transaction with Inter-Mountain Capital Corporation ("IMCC"), whereby common stock representing 50.5% of the outstanding stock of the Company was transferred to IMCC for $3.35 per share, payable in accordance with the terms of the Stock Purchase Agreement by and between the Company and IMCC (the "Stock Purchase Agreement"). The transfer of such shares to IMCC was the product of the consummation of a Letter of Intent dated April 5, 1996, as amended (the "Letter of Intent"), the Stock Purchase Agreement, a settlement agreement by and among the Company, John H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C., R. Dee Erickson, Lyle D. Hurd, Jr. and E. Jay Sheen (the "Morgan Settlement Agreement") and a second settlement agreement by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation. Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement") (the Letter of Intent, the Stock Purchase Agreement, the 1996 Settlement Agreement and the Morgan Settlement Agreement together are the "Transaction Agreements"). On the basis that: (i) the Company is contractually required to cause a reverse stock split to occur pursuant to the terms of the Transaction Agreements: (ii) the belief of a majority of the Board of Directors that the cost of being a "reporting company" is not economically justified as the Company's Common
Stock is thinly traded; and (iii) the Company does not presently anticipate raising capital through a public offering, the Board of Directors is presenting this transaction for a vote of the shareholders.


     The Board of Directors has adopted a resolution which sets forth a single proposal to amend (the "Amendment") the Articles of Incorporation (the "Articles of Incorporation") of the Company to (i) effect a reverse stock split (the "Reverse Split") of the Company's outstanding Common Stock as of 4:30 p.m., M.S.T., on ______________, 1998 (the "Effective Date") on the basis that each 1,000 shares of Common Stock then outstanding will be converted into one share of common $100.00 par value stock of the Company (the "New Stock"), with fractional shareholders given the option to (A) receive cash in the amount of $3.35 per share of Common Stock in lieu of fractional shares of stock, or (B) purchase from the Company at a purchase price of $3.35 per share of Common Stock that portion of fractional shares of Common Stock needed to increase their share holdings to the next one whole share of New Stock; each shareholder holding less than one whole share of New Stock as of the Effective Date shall be eliminated as a shareholder by receiving $3.35 per share in cash in lieu of such fractional shares of stock.


     The Company believes the Reverse Split, if effected, may cause the following disadvantages and risks to the Company and its shareholders:

          1. Deregistration eliminates the Company's obligation to provide detailed information to the Company's shareholders concerning the Company's principal shareholders, directors and executive officers, compensation paid the Company's executives, audited financial statements and certain relationships in related transactions between the Company's insiders and the Company, which under certain circumstances could better enable the Company's shareholders to assess the financial operations and policies of a corporation.


          2. There will likely be a loss of prestige that being a reporting company provides.


          3. The potential loss of ease of valuation of stock where there is active trading of such shares on an established securities exchange (shareholders should note, however, that there has been no such active trading with the Company's stock).


          4. There will likely be decreased liquidity to the remaining shareholders due to the fact that there is a less public market for the Company's stock.


          5. When the Reverse Split is effected and the Company elects to cease to be an SEC reporting company, the Company will lose the potential flexibility for current or future financing of corporate expansion through the building of a more broad equity base through publicly offered sales of securities.




     For a more detailed description of the disadvantages of the proposed Reverse Split, see the Section entitled "PROCEDURAL MATTERS," "SPECIAL FACTORS/Effect of the Proposed Reverse Split, Reasons for the Proposed Reverse Split, Recommendation of the Board of Directors, and Conduct of the Company's Business After the Proposed Reverse Split."

     The Company believes the Reverse Split, if effected will provide the following advantages to the Company;

          1. The Company is contractually obligated to cause the Reverse Split. Such obligation arose in connection with IMCC's acquisition of 50.5% of the outstanding shares of the Company's Common
              Stock and the settlement of protracted and expensive litigation. For a more detailed description of the litigation which led to the settlement agreements, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS." For a more detailed description of the history of the contractual obligation, see the Sections entitled "PROCEDURAL MATTERS," "SPECIAL FACTORS/ Effect of the Proposed Reverse Split, Reasons for the Proposed Reverse Split and Recommendation of the Board of Directors.


          2. The Board of Directors believes that the financial terms of the Reverse Split are fair both to shareholders who will receive shares of New Stock and to shareholders who will receive the $3.35 per share because:


              (a) IMCC paid $3.35 per share with respect to its acquisition of a 50.5% interest in the Company on July 3, 1996:


              (b) The Company redeemed on July 3, 1996 Anne Morgan and Victoria Morgan's shares for $3.35 per share, pursuant to the Settlement Agreement by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"). The court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director of the Company at the time and shareholder of the Company), Gerard E. Morgan, John C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved. For a more detailed description of the litigation which led to the 1996 Settlement Agreement, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS." For a more detailed description of the contractual obligation for the $3.35 per share Reverse Split price, see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Reverse Split";

              (c) The high bid price of the Company's Common Stock for the fourth quarter of 1997 was $.875, which is far below the $3.35 per share purchase price being offered by the
                    Company:


              (d) The Reverse Split provides fractional shareholders with the opportunity to liquidate their holdings at a price substantially above market trades and without incurring brokerage costs, particularly given the absence of an active market for the Common Stock reflective of the Company's operations and earning potential; and

              (e) The Reverse Split provides fractional shareholders who wish to continue to be shareholders of the Company the option to elect to exercise the round-up option at a purchase price of $3.35 per share.

     3. The Company will realize cost savings in its cessation as a reporting company under the Exchange Act.


     4. The Company has obtained a fairness opinion with respect to the Reverse Split transaction, including the $3.35 per share Reverse Split purchase price, from Centerpoint Advisors, Inc., dated as of February 17, 1998 (the "Fairness Opinion"), which indicated that the proposed Reverse Split is fair from a financial point of view to the Company's shareholders. For a more detailed description of the Fairness Opinion, see the Section entitled, "SPECIAL FACTORS/ Fairness Opinion," and in order to review the Fairness Opinion see Exhibit b.


     For a more detailed description of the proposed Reverse Split and its advantages see the Sections entitled "PROCEDURAL MATTERS", "SPECIAL FACTORS/Effect of the Proposed Reverse Split, Reasons for the Proposed Reverse Split and Recommendation of the Board of Directors."

     Subsequent to the Reverse Split and after compliance with all applicable federal and state securities and state corporate laws, the Company will permit any Common Stock redeemed through the Reverse Split (the "Returned Shares") to be acquired by the remaining shareholders of the Company, other than IMCC or its affiliates in 1,000 share increments (the "Returned Share Option"), at a purchase price equal to the pre- Reverse Split price of $3.35 per share (the "Returned Share Purchase Price"). Pursuant to the Stock Purchase Agreement, IMCC was granted a ten year option to purchase 150,000 or more additional shares of stock at a price equal to $3.35 per share and on the same terms and conditions as those provided under the Stock Purchase Agreement, so that after the Reverse Split IMCC may maintain its 50.5% interest in the Company. Only those shares for which the Company has received a fully and properly executed letter of transmittal accompanied by the required documents will qualify as Returned Shares for purposes of this Returned Share Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that for each purchase of a 1,000 share block of Common Stock shall be converted into 1 share of New Stock. In the event the Returned Share Option is over-subscribed, then each of the exercising shareholders may purchase the Returned Shares on a pro-rata basis (as determined by the number of shares held by each of the exercising shareholders as of the Record Date less those shares held by IMCC), but in no circumstances in less than 1,000 share blocks. In the event of such over-subscription, each qualified shareholder could elect to purchase that percentage of Returned Shares equal to


                                       x
                                    -------
                                    (y - z)

where "x" equals the number of New Stock shares owned by the qualified shareholder wishing to purchase the Returned Shares, "y" equals the total number of issued shares of New Stock, and

"z" equals the number of issued shares of New Stock Shares owned by IMCC. Twenty-five percent (25%) of the Returned Share Purchase Price shall be payable in cash upon exercise, with the remaining balance of $2.51 per share being evidenced by a promissory note, payable in three years (the "Returned Share Note"). Subject to applicable Internal Revenue Service rules, the Returned Share Note shall bear simple interest at the short term applicable federal rate as stated in June 1996, which interest shall be payable annually in arrears. Payment of the Returned Share Note will be secured by a pledge of the Returned Shares purchased, as converted into share(s) of New Stock, pursuant to a stock pledge agreement to be provided by the Company. Exercising shareholders purchasing Returned Shares shall be required to apply any dividends, distributions or other payments made to the shareholder of the Company on the Returned Shares/New Stock to payment of the unpaid balance of the Returned Share Note. Returned Shares, as converted into New Stock, purchased by an exercising shareholder shall be fully votable in accordance with the terms of the Company's organizational documents and other agreements binding the Company for so long as the exercising shareholder is not in default under the pledge agreement or the Returned Share Note.


         The Reverse Split would be effected by the filing of the Amendment with the Utah Division of Corporations and Commercial Code and the occurrence of the Effective Date. The form of the Amendment is set forth in full on Exhibit A to this Proxy Statement. The Reverse Split will increase and decrease, respectively, the existing par value per share of the Company's stock and the total shares outstanding of such stock.

     The effect of the Reverse Split on the holders of Common Stock will be as follows:


         1. Fractional Shareholders who DO NOT elect to "round up" their holdings at least 10 days prior to the Effective Date will have their fractional shares automatically converted into the right to receive cash in lieu of the fractional shares of New Stock otherwise issuable to such holder in the amount set forth herein. Shareholders who hold fewer than 1,000 shares of Common Stock who do not elect to "round up" their holdings at least 10 days prior to the Effective Date will on the Effective Date be eliminated as shareholders of the Company. (See "PROPOSED REVERSE SPLIT/Option to Round Up Stock Holdings and Cash Payment in Lieu of Fractional Shares").



         2. Fractional Shareholders who DO elect to "round up" their holdings to aggregate one whole share of New Stock will have, subject to their full compliance with all provisions applicable to rounding up, on the Effective Date their (then) whole shares of Common Stock automatically converted into shares of New Stock. (See "PROPOSED REVERSE SPLIT/Option to Round Up Stock Holdings").



         3. Holders of record of 1,000 or more shares of Common Stock on the _________ __, 1998 (the "Record Date") will have their shares automatically converted after the Reverse Split into the number of whole and fractional shares of New Stock equal to the number of shares of Common Stock outstanding and held by them immediately prior to the Effective Date divided by 1,000. Such shareholders may also elect no later than 10 days prior to the Effective Date to have their fractional shares of Common Stock "rounded up" to aggregate one whole share of New Stock. (See "PROPOSED REVERSE SPLIT/Option to Round Up Stock Holdings and Cash Payment in Lieu of Fractional Shares").


OPTION TO ROUND UP STOCK HOLDINGS

     The Board of Directors of the Company determined that it would be appropriate to give each existing shareholder of the Company the opportunity to remain as a shareholder of the Company. Without this opportunity, all holders of less than 1,000 shares of Common Stock (the "Small-Lot Shareholders") would, as a result of the Reverse Split, receive cash in exchange for their shares of Common Stock and would cease to be shareholders of the Company. To allow any Small-Lot Shareholder to avoid that result, the Company is offering Small-Lot Shareholders and fractional shareholders the option to "round up" their holdings of shares of stock in the Company to aggregate one whole share of New Stock after completion of the Reverse Split by purchasing additional fractional shares of Common Stock in full and in cash (at $3.35 per share, which price is equivalent to the per share price the Company will pay to shareholders electing to "cash out" their fractional share holdings) necessary to round-up to aggregate one whole share of New Stock.


     A Small-Lot Shareholder and fractional shareholder will, as a result of the Reverse Split, have such fractional shares automatically converted into the right to receive ONLY cash (the "Cash Consideration") IF THE SMALL-LOT SHAREHOLDER OR FRACTIONAL SHAREHOLDER DOES NOT TIMELY EXERCISE THE FOLLOWING OPTION TO ROUND UP THE SMALL-LOT SHAREHOLDER'S OR FRACTIONAL SHAREHOLDER'S HOLDINGS OF STOCK OF THE COMPANY. In order to round up (and forego the Cash Consideration), a shareholder must: (a) provide notice to the Company of their intent to exercise their option to "round up" no later than 10 days prior to the Effective Date, and (b) within 30 days after the Effective Date each Small-Lot Shareholder and fractional shareholder must elect to round up by paying $3.35 in full and in cash for each 1/1000th share needed to round up the Small-Lot Shareholder's holdings and the fractional shareholder's holdings to equal an aggregate of one whole share of New Stock (the "Round Up Option"). In other words, a holder of less than 1,000 shares or any increment thereof of Common Stock before the Reverse Split would be required to give notice to the Company of its intent to "round up" at least 10 days prior to the Effective Date, and purchase, within 30 days after the Effective Date, in full and in cash the fractional shares of Common Stock needed to increase his or her holdings to the equivalent of 1,000 shares or the next increment of 1,000 shares of Common Stock before the Reverse Split. The amount of cash required to "round up" will be equal to the product of 1,000 minus the number of shares initially owned or that number of shares in excess of a multiple of 1,000 shares multiplied by $3.35 (For example, if a shareholder currently owns 500, 1,500, or 2,500 shares, the cost to "round up" would be $1,675 (500 x $3.35 = $1,675)). A Small-Lot Shareholder or fractional shareholder desiring to take advantage of the Round Up Option must both: (a) give notice to the Company of its election to exercise the "round up" option no later than 10 days prior to the Effective Date, and (b) exercise the Round Up Option within 30 days after the Effective Date. (See "SPECIAL FACTORS/Exercise of Round Up Option and Exchange of Stock Certificates"). A Small-Lot Shareholder or fractional shareholder who does not provide notice to the Company of his/her/its intent to exercise the "round up" option at least 10 days prior to the Effective Date shall only be entitled to receive Cash Consideration and the Small-Lot Shareholders will be eliminated as shareholders of the Company. After expiration of such 30-day period, each Small-Lot Shareholder who properly gave notice to the Company of his/her/its intent to exercise the "round up" option but who has not paid the full Cash Consideration will be eliminated as a shareholder of the Company and shall only be entitled to receive the Cash Consideration. After expiration of such 30-day period, each fractional shareholder who has not exercised the Round Up Option shall remain as a shareholder of the Company and shall be entitled to receive Cash Consideration for such fractional shares.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES

     In lieu of issuing fractional shares of Common Stock resulting from the Reverse Split, the Company will pay Cash Consideration to Small-Lot Shareholders and fractional shareholders who fail to timely exercise the Round Up Option based upon a value per outstanding share of Common Stock immediately prior to the Effective Date of $3.35 per share. (For a discussion of the fairness of the price of $3.35 per share for the Common Stock, see "SPECIAL FACTORS/Recommendation of the Board of Directors").

     In the event the Reverse Split is adopted, shareholders will receive a letter of transmittal regarding surrender of certificates formerly representing Common Stock of the Company for certificates evidencing shares of New Stock, cash in lieu of fractional shares and exercise of the Round Up Option. (See "PROPOSED REVERSE SPLIT/Exercise of Round Up Option and Exchange of Stock Certificates").

MARKET PRICE


     In lieu of issuing fractional shares resulting from the Reverse Split, the Company will pay cash to certain shareholders based upon a value per outstanding share of Common Stock held immediately prior to the Effective Date of $3.35 per share. The Company's Common Stock is listed on the National Association of Securities Dealers bulletin board system and is traded in the over-the-counter securities through the Automated Quotation System, under the NASDAQ symbol "UTRS." The following table sets forth the quarterly high and low bid prices for 1995 and the closing bid prices for 1996 and thereafter for the Company's Common Stock during the last three fiscal years, as reported by National Quotation Bureau, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not represent actual transactions and have not been adjusted for stock dividends or splits.

                     1997             1996              1995
                     ----             ----              ----
Period           High     Low     High     Low     High     Low
------           ----     ---     ----     ---     ----     ---
First Quarter   $.875    $.875    $1.00    $.625   $4.00    $1.25
Second Quarter  $.875    $.875    $1.50    $.75    $2.00    $1.00
Third Quarter   $.875    $.875    $1.00    $.875   $1.75    $1.00
Fourth Quarter  $.875    $.25     $.875    $.875   $1.00    $ .50



     Except for certain transactions including: (i) the Split-Off Agreement by and between MidWest Railroad Construction and Maintenance Corporation ("Midwest") and the Company (the "Split-Off Agreement"), wherein the Company returned its Midwest shares to Robert D. Wolff and Judith J. Wolff (together the "Wolffs") in exchange for the 590,000 shares of the Company's stock held by the Wolffs, (ii) the 1996 Settlement Agreement, by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"), wherein the Company redeemed 22,950 shares of Anne Morgan's URI stock and 17,602 shares of Victoria Morgan's URI stock, in cash, at $3.35 per share, and (iii) the conclusion of the exchange of 10.6 acres of land and 34,150 shares of C.E.C. Industries Corporation stock for 103,488 shares of the Company's stock; the Company has made no repurchases of its stock during the Company's second full fiscal year preceding this Proxy Statement. (See "SPECIAL FACTORS/IMCC Transaction and Settlement Agreements"). The Company did declare a $.10 cash dividend which was paid January 26, 1995, to shareholders of record January 12, 1995. A decision to pay dividends in the future will depend upon the Company's profitability, need for liquidity and other financial considerations. There are approximately 558 shareholders of the 2,522,808 outstanding shares of the Company's Common Stock. Approximately 479 shareholders hold less than
1,000 shares of the Company's Common Stock.


        With respect to the Reverse Split, in the event all of the fractional shareholders elect to round up to the next whole share, then a maximum of 429,192 shares would be issued, which figure does not include the shares of the Company's Common Stock held by brokerage firms or other third party nominees. With respect to the mechanism whereby the shareholders may purchase the returned shares, if the Company redeems all of the fractional shares in the Reverse Split, then a maximum of 103,808 shares would be available for the pool, which figure does not include the shares held by brokerage firms or other third party nominees.

AMENDMENT TO ARTICLES OF INCORPORATION



     Assuming approval of the Reverse Split by the shareholders at the Special Meeting, the Amendment to the Articles of Incorporation in the form of Exhibit A attached hereto will be filed with the Utah Division of Corporations and Commercial Code and will become effective on the Effective Date thereof. Under the Amendment, without any further action on the part of the shareholders, shares of issued and outstanding Common Stock immediately prior to the Effective Date, will be converted into the right to receive the number of shares of New Stock equal to the number of shares of Common Stock held of record by a shareholder, divided by 1,000 or, in the case of Small-Lot Shareholders and shareholders of fractional shares who do not exercise the Round Up Option, the right to receive the Cash Consideration, for such fractional shares as of 6:00 p.m., M.S.T. on the Effective Date.


         The Amendment will, by its terms, decrease the number of shares of the Company's authorized Common Stock from 5,000,000 shares at $.10 par value per share to 5,000 shares of $100.00 par value per share to effectuate the Reverse Split.

EXERCISE OF ROUND UP OPTION AND EXCHANGE OF STOCK CERTIFICATES


         After the approval of the Reverse Split, each shareholder will be mailed a notice of filing ("Notice of Filing") and a letter of transmittal ("Letter of Transmittal"). The Notice of Filing will indicate that the Amendment was filed and the Effective Date thereof. The Letter of Transmittal, and instructions relating thereto, will set forth the procedures by which shareholders will (i) if such shareholder is a Small-Lot Shareholder or a fractional shareholder, complete their election to exercise the Round Up Option (or forego the Round Up Option and complete their election to receive only the Cash Consideration of a Small-Lot Shareholder or fractional shareholder for such shares in excess of multiples of 1,000 shares), and (ii) tender their Common Stock stock certificates in exchange for the Cash Consideration or New Stock stock certificates (and, if applicable, cash in lieu of fractional shares). A shareholder will be able to receive his New Stock and/or cash only by transmitting to the Company (A) a properly executed and completed Letter of Transmittal, (B) stock certificate(s) for Common Stock and such evidence of ownership of such shares as the Company may require, and (C) cash payment necessary for exercise of a Small-Lot Shareholder's or fractional shareholder's Round Up Option, if applicable. Payments of cash by the Company to the shareholders will be made only upon delivery of the relevant items which will be more specifically described in the Letter of Transmittal sent to each shareholder after approval of the Reverse Split. Similarly, shareholders who will remain such after the Effective Date will not receive certificates for New Stock unless and until the certificates representing their Common Stock are surrendered or such evidence of ownership of such shares as the Company may require is provided.


         THE NOTICE OF FILING AND THE LETTER OF TRANSMITTAL WILL BE TRANSMITTED BY THE COMPANY TO SHAREHOLDERS ON OR AFTER THE EFFECTIVE DATE. SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES OR PAYMENT FOR ADDITIONAL SHARES UNTIL THE NOTICE OF FILING AND LETTER OF TRANSMITTAL ARE RECEIVED AND SHOULD SURRENDER THEIR CERTIFICATES AND, IF APPLICABLE, PAYMENT FOR EXERCISE OF THE ROUND UP OPTION ONLY WITH SUCH LETTER OF TRANSMITTAL.

         There will be no direct service charges or sales commissions payable by the remaining shareholders in connection with the exchange of their certificates or by holders of fractional shares in connection with the payment of cash in lieu of the issuance of fractional Common Stock or fractional New Stock. These costs will be borne by the Company.

VOTING REQUIREMENTS


        Only holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to notice of and vote at the Special Meeting. On the Record Date there were approximately 2,522,808 shares of Common Stock outstanding. Each such share will be entitled to one vote on each matter considered at the Special Meeting. Under Utah law the affirmative vote of a majority of all shares of Common Stock entitled to vote thereon is required to approve the Reverse Split. Approval by a majority of the non-affiliated shareholders is not required to approve the Reverse Split. By virtue of a Board of Directors' resolution, the Board has agreed to make dissenter's rights available, as more fully described in Part 13 to the Utah Business Corporation Act, to those shareholders who: (i) possess fractional shares which are eligible to be purchased by the Company pursuant to the Reverse Split, (ii) do not approve the Reverse Split and believe that such fractional shares being purchased by the Company pursuant to the Reverse Split have a value in excess of $3.35 per share, and (iii) follow the guidelines outlined in Part 13 to the Utah Business Corporation Act. At the Record Date, the Company's executive officers and directors in the aggregate held with the power to vote approximately 1,279,912 shares of Common Stock, constituting approximately 50.7% of the shares of Common Stock entitled to vote at the Special Meeting see the Section entitled "VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF." IMCC, the holder of 50.5% of the shares of Common Stock, has indicated that it will vote in favor of the Reverse Split.




         The cost of soliciting Proxies will be borne by the Company. In addition to the use of the mails, Proxies may be solicited by the directors, officers, and employees of the Company, without additional compensation, by personal interview, telephone, telegram or otherwise.

DISSENTERS' RIGHTS


        Assuming that the Reverse Split is approved by the shareholders, by virtue of the Board of Directors passing a resolution to the effect, the Board has agreed to make dissenter's rights available, as more fully described in
Part 13 to the Utah Business Corporation Act (the "Utah Business Act"), to those shareholders who: (i) possess fractional shares which are eligible to be purchased by the Company pursuant to the Reverse Split, (ii) do not approve the Reverse Split and believe that such fractional shares being purchased by the Company pursuant to the Reverse Split have a value in excess of $3.35 per share, and (iii) follow the guidelines outlined in Part 13 to the Utah Business Act. Any holder of less than 1,000 shares or any increment thereof of Common Stock who is a shareholder of the Company as of the Record Date and does not assent to the Reverse Split and believes that his or her shares have a value greater than $3.35 per share will have the right upon compliance with specific procedures, to demand from the Company payment of the fair value of such shareholder's fractional shares. The Board of Directors believes that $3.35 per share is the fair value of the shares of the Company. For a detailed discussion of the fairness of the $3.35 per share purchase price, see the Section entitled "SPECIAL FACTORS/Recommendation of the Board of Directors."


         Assuming that the Reverse Split is approved by the shareholders, a holder of less than 1,000 shares or any increment thereof of Common Stock who objects to the Reverse Split and who believes that such fractional shares being purchased by the Company pursuant to the Reverse Split have a value in excess of $3.35 per share, will have appraisal rights, only for those fractional shares, if he or she complies with all of the provisions of Part 13 of the Utah Business Act. Shareholders who follow the procedures ("Dissenting Shareholders") may receive a cash payment equal to the fair value of their shares (to the extent such fair value exceeds $3.35 per share), determined exclusive of any element of value arising from accomplishment or expectation of the Reverse Split. In order for a Dissenting Shareholder to pursue a fair value cash payment for such fractional shares, the Reverse Split must be approved and the Dissenting Shareholder (a) must cause the Company to receive, 10 days before the Special Meeting date, written notice of his/her/its intent to demand payment for shares if the proposed action is effected; (b) must not vote any of his/her/its shares in favor of the proposed action; (c) must have been a shareholder with respect to the Common Stock for which payment is demanded as of the Special Meeting date;
(d) must cause the Company to receive a payment demand within 45 days following the shareholders receipt of the dissenter's notice from the Company; (e) must deposit certificates for his/her/its certificated shares within 45 days following the shareholders receipt of the dissenter's notice from the Company;
(f) must certify in writing, in or with the payment demand, whether or not he/she/it or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters rights; and (g) otherwise follow the procedures as set forth in Part 13 of the Utah Business Act, which is reproduced in full as Exhibit e to this Proxy Statement. A shareholder who does not demand payment and deposit share certificates as required is not entitled to payment for shares. This outline is intended to act as a brief description of what procedures shareholders must follow in order to be entitled to receive dissenters' rights. A return of an executed proxy card without any specification as to the way the shares are to be voted will be treated as a vote in favor of the Reverse Split and will constitute a waiver of his/her/its demand rights under Part 13 of the Utah Business Act. Furthermore, a proxy card with a vote against the Reverse Split, alone, will not serve as a written demand for payment. Written demands must be filed with Ladd Eldredge, Utah Resources International, Inc., 297 West Hilton Drive, Suite #4, St. George,
Utah 84770 no later than 10 days prior to the Special Meeting date. The written demand must reasonably inform the Company of the shareholder's identity and of the intention to demand payment of his/her/its shares thereby. Within
10 days after the Effective Date of the Reverse Split, the Company is required to give notice that the Reverse Split has become effective to shareholders who have made written demands. Shareholders who hold more than 1,000 shares of Common Stock may exercise appraisal rights for only the fractional shares held by such shareholder. For example, if a shareholder owns 1,500 shares of Common Stock, such shareholder may only exercise his/her/its appraisal rights with respect to 500 shares of Common Stock. Such shareholder's remaining 1,000 shares of Common Stock will be converted into 1 share of New Stock.



         If a demand for payment remains unresolved, the Company shall commence a proceeding within 60 days after receiving a payment demand from a dissatisfied shareholder as provided under Section 16-10a-1328 of the Utah
Business Act, in the district court of          county,  and petition the court
to determine the fair value of the shares and the amount of interest.

         The shares of any Dissenting Shareholder who subsequently withdraws or loses these rights of appraisal with respect to the fractional shares will be converted into cash pursuant to the terms of the Reverse Split on the same basis as if they had made no demands for payment.

         A shareholder's failure to vote on the Reverse Split will constitute a waiver of his/her/its demand rights under Part 13 of the Utah Business Act. A vote against the Reverse Split will not satisfy the requirements with respect to a written demand for payment referred to above or the other actions specified in Part 13 of the Utah Business Act to perfect such payment rights, and such written demand for payment must be in addition to and separate from any proxy or vote against the Reverse Split.

         Only holders of record of less than 1,000 shares or any increment thereof of Common Stock are entitled to demand rights for those fractional shares as described above, and the procedures to perfect such rights must be carried out by and in the name of holders of record. Persons who are beneficial but not record owners of less than 1,000 shares or any increment thereof and who wish to exercise payment rights with respect to these fractional shares and the Reverse Split should consult promptly with the record holders of their shares as to the exercise of such rights.


         The foregoing does not purport to be a complete statement of the provisions of Part 13 of the Utah Business Act and is qualified in its entirety by reference to that Part, which is reproduced in full as Exhibit e to this Proxy Statement.


Exchange of Stock Certificates for Cash


         No later than 10 days after the Effective Date of the proposed Reverse Split, each of the shareholders of the Company entitled to demand payment for their shares shall be sent a written dissenters' notice for use in his/her/its use in surrendering the fractional stock certificates to the Company, c/o Ladd Eldredge, Utah Resources International, Inc., 297 West Hilton Drive, Suite #4, St. George, Utah 84770. Upon such surrender, each holder will be entitled to receive $3.35 in cash for each share represented by the surrendered certificates. Until so surrendered, each outstanding certificate, which prior to the Effective Date of the proposed Reverse Split shall be deemed for all purposes to represent only the right $3.35 in cash per share.


         After the Effective date of the Reverse Split, payment for the Company's fractional shares will be made by the Company as soon as practicable upon surrender to it of certificates representing such fractional shares.

REGULATORY REQUIREMENTS

     The Company has concluded that the Reverse Split will not require the approval of any government agency.

PURCHASE OF RETURNED SHARES

        Subsequent to the Reverse Split and upon compliance with all applicable federal and state securities and state corporate laws, the Company will permit any Common Stock redeemed through the Reverse Split (the "Returned Shares") to be acquired by the remaining shareholders of the Company, other than IMCC or its affiliates, in increments of 1,000 shares (the "Returned Shares Option"), at a purchase price per share equal to the pre-Reverse Split share price of $3.35 per share (the "Returned Share Purchase Price"). Only those shares for which the Company has received a fully and properly executed Letter of Transmittal accompanied by the required documents will qualify as Returned Shares for purposes of this Returned Share Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that each shareholder purchase of a 1,000 share block of Common Stock shall be converted into 1 share of New Stock. In the event the Returned Share Option is over- subscribed, then each of the exercising shareholders may purchase the Returned Shares on a pro rata basis (as determined by the number of shares held by each of the exercising shareholders as of the Record Date less those shares held by IMCC) but in no circumstances in less than 1,000 share blocks. In the event of such over-subscription, each qualified shareholder could elect to purchase that percentage of Returned Shares equal to:

                                       x
                                    -------
                                    (y - z)

where "x" equals the number of New Stock shares owned by the qualified shareholder wishing to purchase the Returned Shares, "y" equals the total number of issued shares of New Stock, and "z" equals the number of issued shares of New Stock owned by IMCC. Twenty-Five percent (25%) of the Returned Share Purchase Price shall be payable immediately in cash upon exercise of the Returned Share Option with the remaining balance of $2.51 per share being evidenced by a promissory note, payable in three years (the "Returned Share Note"). Subject to applicable Internal Revenue Service rules, the Returned Share Note will bear simple interest at the short term applicable federal rate as stated in June 1996, which interest shall be payable annually in arrears. Payment of the Returned Share Note will be secured by a pledge of the Returned Shares purchased as converted into share(s) of New Stock pursuant to a stock pledge agreement to be provided by the Company. Exercising shareholders purchasing Returned Shares shall be required to apply any dividends, distributions or other payments made to the shareholder of the Company on the Returned Shares/New Stock to payment of the unpaid balance of the Returned Share Note. Returned Shares, as converted into New Stock purchased by an exercising shareholder, shall be fully votable in accordance with the terms of the Company's organizational documents and other agreements binding the Company, for so long as the exercising shareholder is not in default under the pledge agreement or the Returned Share Note.

                                SPECIAL FACTORS

EFFECT OF THE PROPOSED REVERSE SPLIT


     The Board of Directors has requested that the shareholders consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding common, $.10 par value
per share stock (the "Common Stock"), as of         p.m., M.S.T., on         ,
1998 on the basis that each 1,000 shares of Common Stock then outstanding will be converted into 1 share of common, $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares of Common Stock or any increment thereof (after being given an option to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a price of $3.35 per share) being paid in cash in exchange for their fractional shares at a price of $3.35 per share for each share outstanding immediately prior to such reverse split (the "Reverse Split"). As a result of the Reverse Split, the Company is expected to become a non-SEC reporting Company. See the Section entitled "SPECIAL FACTORS/Conduct of the Company's Business After the Proposed Reverse Split."


     Disadvantages and Risks

     The disadvantages and risks to the Company and its shareholders associated with the Company effecting the Reverse Split are as follows:


          1. Deregistration eliminates the Company's obligation to provide detailed information to the Company's shareholders concerning the Company's principal shareholders, directors and executive officers, compensation paid the Company's executives, audited financial statements and certain relationships in related transactions between the Company's insiders and the Company, which under certain circumstances could better enable the Company's shareholders to assess the financial operations and policies of a corporation.

          2. There will likely be a loss of prestige that being a reporting company provides.

          3. The potential loss of ease of valuation of stock where there is active trading of such shares on an established securities exchange (shareholders should note, however, that there has been no such active trading with the Company's stock).

          4. There will likely be decreased liquidity to the remaining shareholders due to the fact that there is a less public market for the corporation's stock.

          5. When the Reverse Split is effected and the Company elects to cease to be an SEC reporting company, the Company will lose the potential flexibility for current or future financing of corporate expansion through the building of a more broad equity base through publicly offered sales of securities.





     For a more detailed description of the disadvantages of the proposed Reverse Split, see the Sections entitled "PROCEDURAL MATTERS," "PROPOSED REVERSE SPLIT/Summary of the Proposed Reverse Split", and "SPECIAL FACTORS/Reasons for the Proposed Reverse Split, Recommendation of the Board of Directors, and Conduct of the Company's Business After the Proposed Reverse Split."

     Advantages

     The advantages of the Company effecting the Reverse Split are as follows:

          1. The Company is contractually obligated to cause the Reverse Split. Such obligation arose in connection with IMCC's acquisition of 50.5% of the outstanding shares of the Company's Common Stock and the settlement of protracted and expensive litigation. For a more detailed description of the litigation which led to the settlement agreement, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS." For a more detailed description of the history of the contractual obligation, see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Reverse Split."

          2. A majority of the Board of Directors believes that the financial terms of the Reverse Split are fair both to shareholders who will receive shares of New Stock and to shareholders who will receive the $3.35 per share because:

                (a) IMCC paid $3.35 per share with respect to its acquisition of a 50.5% interest in the Company on July 3, 1996;


                (b) The Company redeemed on July 3, 1996 Anne Morgan and Victoria Morgan's shares for $3.35 per share, pursuant to the Settlement Agreement by and among the Company,
                        R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"). The court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director of the Company at the time and shareholder of the Company), Gerard E. Morgan, John
                        C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable;
                        (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved. For a more detailed description of the litigation which led to the 1996 Settlement Agreement, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS." For a more detailed description of the contractual obligation for the $3.35 per share Reverse Split price, see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Reverse Split,"

                (c) The high bid price of the Company's Common Stock for the fourth quarter of 1997 was $.875, which is far below the $3.35 per share purchase price being offered by the Company;


                (d) The Reverse Split provides fractional shareholders with the opportunity to liquidate their holdings at a price substantially above market trades and without incurring brokerage costs, particularly given the absence of an active market for the Common Stock reflective of the Company's operations and earning potential; and

                (e) The Reverse Split provides fractional shareholders who wish to continue to be shareholders of the Company to elect to exercise the round-up option at a purchase price of $3.35 per share.

          3. The Company will realize cost savings in its cessation as a reporting company under the Exchange Act.


          4. The Company has obtained a fairness opinion with respect to the Reverse Split transaction, including the $3.35 per share Reverse Split purchase price, from Centerpoint Advisors, Inc., dated as of February 17, 1998 (the "Fairness Opinion"), which indicated that the proposed Reverse Split is fair from a financial point of view to the Company's shareholders. For a more detailed description of the Fairness Opinion, see the Section entitled, "SPECIAL FACTORS/ Fairness Opinion," and in order to review the Fairness Opinion see Exhibit b.



     For a more detailed description of the proposed Reverse Split and its advantages see the Sections entitled "PROPOSED REVERSE SPLIT/Summary of the Proposed Reverse Split", and "SPECIAL FACTORS/Reasons for the Proposed Reverse Split and Recommendation of the Board of Directors."

     The Reverse Split will be effected by means of the filing of the Amendment and the occurrence of the Effective Date. Both affiliated and non-affiliated shareholders will be given the option to either (a) round-up their fractional shares to the next whole share at a purchase price of $3.35 per share, or (b) have their fractional shares redeemed by the Company at a purchase price of $3.35 per share. Over the past ten years, the Company's shareholders have received only $.10 in dividends. Furthermore, the Company's stock is traded sporadically within a narrow range on the market. The Reverse Split and round up option provide the Company's shareholders with the option to either (1) exit the Company and receive fair value for their shares; or (2) continue their ownership in the Company with the hope of receiving a return on their investment in the future. Following the Effective Date, the Common Stock owned by each Small-Lot Shareholder who does not exercise the Round Up Option will represent solely the right to receive the Cash Consideration for such fractional shares. The interest of each such Small-Lot Shareholder in the Company will thereby be terminated, and such Small-Lot Shareholder will no longer have any right to vote as a shareholder and will no longer share in the assets or any future earnings of the Company. Each holder of 1,000 or more shares of Common Stock before the Reverse Split that does not exercise the Round Up Option will continue to be a shareholder of the Company with rights to vote as a shareholder and rights to share in the assets and any future earnings of the Company and will receive the Cash Consideration for such fractional shares.

     On the Effective Date, each shareholder of record who owns one or more whole shares of New Stock (including holders of 1,000 or more shares of Common Stock before the Reverse Split AND Small-Lot Shareholders who timely exercise the Round Up Option) will continue as a shareholder of the Company with respect to the share or shares of New Stock resulting from the Reverse Split.


     The Company has authorized capital stock of 5,000,000 shares of $.10 par value per share common stock. The number of shares of authorized common stock will, as a result of the Amendment, be decreased to 5,000 shares of $100.00 par value per share common stock. (See "PROPOSED REVERSE SPLIT/Amendment to Articles of Incorporation"). As of November 19, 1997, the number of issued and outstanding shares of Common Stock was 2,522,808. Based upon the Company's best estimates (assuming no Small-Lot Shareholders and no fractional shareholders exercise pre-split the Round Up Option and no shareholders elect to purchase the Returned Shares), the number of issued and outstanding shares of Common Stock will be reduced as a result of the Reverse Split from 2,522,808 to approximately 2,419,000, and the number of shareholders of record will be reduced from approximately 558 to approximately 79. There will be approximately 5,000 authorized, and 2,419 issued shares of New Stock following the Reverse Split, if no shareholders participate in the Round Up Option Offering or the Returned Shares Option Offering.



     The Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. Upon consummation of the Reverse Split, if the total number of shareholders is reduced to below 300, and filing is consistent with applicable state and federal securities laws, the Company will file a Form 15 with the Securities and Exchange Commission ("SEC") to deregister as a reporting company under the Exchange Act. Deregistration of the Company under the Exchange Act will significantly reduce the cost of legal and accounting services, in addition to the administrative burden of compliance with the filing and other requirements of registration under the Exchange Act. (See "SPECIAL FACTORS/Reasons for the Proposed Reverse Split").

BACKGROUND OF THE PROPOSED REVERSE SPLIT

     The Company was organized in Utah in 1966, as Utah Industrial Inc. It was renamed Utah Resources International, Inc. in 1969. In 1981, the Company became a "reporting company" requiring it to file various reports with the SEC. The Company directly owns approximately 408 acres of undeveloped land in St. George, Utah, approximately 362 acres of which are developable, on which it conducts its real property development business through its wholly owned subsidiary, Tonaquint, Inc.


     As a "reporting company," the Company and its "insiders" (generally defined to include the Company's directors, executive officers and 10% or more shareholders) have reported to the SEC (pursuant to the Exchange Act) since it became a public company. In general, under Section 12(g) of the Exchange Act, a corporation and its insiders are required to file certain periodic and annual reports with the SEC once the corporation acquires over 500 shareholders (and maintains over $10 million in assets) and complies with applicable securities laws. The Company currently files various periodic and annual reports with the SEC, as mandated by Section 12(g) of the Exchange Act, although in recent years some reports required to be filed by the Company have been filed late or not at all. The Company's periodic and annual filings include, but are not limited to, Form 10-KSB, Form 10-QSB, Form 8-K, Proxy Statement and Annual Reports to shareholders. In addition, the Company's insiders are also required to file certain periodic and annual reports with the SEC. The Company's insider reporting requirements include, but are not limited to, Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5 filings. Finally, the Company and its insiders may be subject to potential civil and criminal liability if actions on behalf of the Company were found to violate the provisions of the Exchange Act and the numerous regulations adopted thereunder.


     There are certain advantages to being a "reporting company" under the Exchange Act. The primary advantage is the potential flexibility for current or future financing of corporate expansion through the building of a more broad equity base through publicly offered sales of securities. Furthermore, registration may provide greater prestige because of the "public" nature of the corporation. In addition, the valuation of shares of a corporation's stock may be made easier if there is active trading of such shares on an established securities exchange.

     Registration as a reporting company may also engender a more public market for a corporation's stock, due to active trading, thus providing increased liquidity for shareholders who desire to sell the corporation's stock. Finally, a corporation reporting to the SEC under the Exchange Act must provide detailed information to its shareholders concerning a corporation's principal shareholders, directors and executive officers, compensation paid a corporation's executives, audited financial statements and certain relationships in related transactions between a corporation's insiders and the corporation. Under certain circumstances, this could better enable a corporation's shareholders to assess the financial operations and policies of a corporation.

     On July 3, 1996, the Company consummated a transaction with IMCC, whereby Common Stock, representing 50.5% of the outstanding stock of the Company, was transferred to IMCC at a price of $3.35 per share and payable in accordance with the terms set forth in the

Stock Purchase Agreement by and between IMCC and the Company (the "Stock Purchase Agreement"). The transfer of such shares to IMCC was made pursuant to the transactions contemplated by a Letter of Intent dated April 5, 1996, as amended, by and between IMCC and the Company, (the "Letter of Intent"), and a settlement agreement by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne
Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen L.L.C. (the "1996 Settlement Agreement"), a settlement agreement by and among the Company, John
H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C., R. Dee Erickson, Lyle D. Hurd, and E. Jay Sheen (the "Morgan Settlement
Agreement") (collectively, the "Transaction Agreements"). (See "SPECIAL FACTORS/IMCC Transaction and Settlement Agreements"). Among other things, pursuant to IMCC's Stock Purchase Agreement, IMCC agreed to cause the Company to effect the Reverse Split. In addition to the requirements of the IMCC Stock Purchase Agreement, the Company's senior management and its Board of Directors have assessed the advantages and disadvantages of the Company being a reporting company under the Exchange Act. Of the approximate 558 Shareholders, it was noted that approximately 479 Shareholders of record own fewer than 1,000 shares. In addition, senior management and the Board of Directors of the Company noted that there was little or no public market for the Company's Common Stock. Upon consummation of the Reverse Split, the Company plans to eventually deregister as a reporting company under the Exchange Act. Deregistration will significantly reduce the cost of the Company's legal and accounting services by eliminating the requirements that the Company make periodic and annual filings with the SEC. Deregistration would also reduce or eliminate the potential exposure of the Company and its insiders for possible failure to comply with Exchange Act requirements. Finally, the Company has obtained a fairness opinion with respect to the Reverse Split transaction, including the $3.35 per share Reverse Split purchase price, from Centerpoint Advisors, Inc., dated as of February 17, 1998 (the "Fairness Opinion"), which indicated that the proposed Reverse Split is fair from a financial point of view to the Company's shareholders. For a more detailed description of the Fairness Opinion, see the Section entitled, "SPECIAL FACTORS/ Fairness Opinion," and in order to review the Fairness Opinion see Exhibit b.

     In considering an ownership restructuring transaction, the Board of Directors also considered the possible detrimental effects of such a transaction. An ownership restructuring transaction might reduce the potential flexibility for current or future financing of the Company's expansion through the building of a more broad equity base. In addition, a public company reporting under the Exchange Act must provide detailed information to its shareholders concerning its principal shareholders, directors, and executive officers, compensation paid to its executives, audited financial statements and certain relationships and related transactions between the company's insiders and the company. Upon consummation of the proposed ownership restructuring transaction, the Company will cease reporting under the Exchange Act; and therefore, less financial and other information will be available to the shareholders with respect to the Company, and its officers, directors and principal shareholders. This might limit a shareholder's ability to assess the financial operations and policies of the Company. Notwithstanding such potential detrimental effects, the Board of Directors concluded that in light of the contractual requirements of the Transaction Agreements and the belief of the Board of Directors that continuing as a "reporting company" was too costly, the Board of Directors determined that an ownership restructuring, designed to deregister the Company, was the most appropriate course of action. See "SPECIAL FACTORS/Recommendation of the Board of Directors".

 On January 22, 1997, a majority of the Board of Directors voted that a restructuring of the stock ownership be accomplished through a reverse stock split and approved the Reverse Split in the form discussed in this Proxy Statement on _______ __, 1998, a ______________ of the Board of Directors confirmed and ratified the action taken on January 22, 1997 and directed that a proposal for the Reverse Split be submitted to a vote of the shareholders. On _____________ __, 1998 the Board of Directors set the Record Date of the Special Meeting as _________, and set ________, 1998 as the date of the Special Meeting.


IMCC TRANSACTION AND SETTLEMENT AGREEMENTS

     Over the past nine years, the Company has been involved in various disputes and controversies involving its ownership, operation and management. A shareholders derivative action captioned as Ernest Muth, et al. v. John H. Morgan, Jr., et al., was filed as Civil Number C-87-1632 in the Third Judicial District Court of Salt Lake County, Utah (the "First State Action"), alleging among other things that the officers and directors of the Company committed various breaches of their fiduciary duties to the Company. A settlement agreement was entered into in the First State Action on April 6, 1993 (the "1993 Settlement Agreement"), wherein, among other things, parties to the lawsuit agreed to the manner in which directors of the Company would be selected until such time as the 1993 Settlement Agreement was terminated. On or about July 21, 1995, attorneys for the Company on behalf of the Company filed an action against John H. Morgan, Jr. and Daisy R. Morgan, (John H. Morgan, Jr. and Daisy R. Morgan were shareholders and directors of the Company at this time), to enforce the 1993 Settlement Agreement in the First State Action which resulted in certain findings of fact and conclusions of law that John H. Morgan, Jr. and Daisy R. Morgan had violated the 1993 Settlement Agreement. On October 4,
1995, the Honorable Michael R. Murphy ruled that John H. Morgan, Jr. and Daisy
R. Morgan had violated the 1993 Settlement Agreement and entered an order enforcing the 1993 Settlement Agreement (the "Murphy Order"). The Murphy Order was appealed by John H. Morgan, Jr. and Daisy R. Morgan and cross-appealed by the Company. An Order to Show Cause was subsequently filed in the First State Action on behalf of the Company by attorneys for the Company against John H. Morgan, Jr. and Daisy R. Morgan and others (the "Order to Show Cause").


On or about June 13, 1995, pursuant to a Plan of Share Exchange Agreement dated as of February 16, 1995 by and among the Company, Midwest Railroad Construction and Maintenance Corporation of Wyoming, a Wyoming corporation ("Midwest"), Robert D. Wolff ("RD Wolff") and Judith J. Wolff ("JJ Wolff") (the "Share Exchange Agreement"), the Company acquired all of the outstanding shares of Midwest from RD Wolff and JJ Wolff in exchange for 590,000 restricted shares of authorized but unissued shares of the Company. Pursuant to the Share Exchange Agreement, RD Wolff became the President of the Company. A shareholders derivative action captioned as Anne Morgan et al. v. R. Dee Erickson, et al., was filed as Case Number 2:95CV-0661C in the United States District Court for the District of Utah, Central Division (the "First Federal Action"), alleging among other things that the defendants had, among other things, violated proxy solicitation rules, violated disclosure rules under the Securities and Exchange Act of 1934, breached their fiduciary duties to the Company's shareholders, breached professional duties, committed fraud, wasted and looted the Company's assets, converted Company property, engaged in self-dealing, mismanaged the corporation and breached the duty of loyalty. The complaint sought among other things, the rescission of the Share Exchange Agreement. In April 1996, the Company, Midwest, RD Wolff and JJ Wolff entered into a Split-Off Agreement whereby, among other things, the Share Exchange Agreement was rescinded (the "Recision Agreement") and the shares of Midwest acquired by the Company were returned to RD Wolff and JJ Wolff.


On April 5, 1996, the Company entered into a letter of intent ("Letter of Intent") with IMCC to sell a controlling interest in the Company to IMCC, at a purchase price equal to $3.35 per share. On May 17, 1996, a shareholders derivative suit captioned as Mark Technologies Corp. et al. v. Utah Resources International, Inc., et al., was filed as Civil No. 96-090-3332CV in the Third Judicial Court of Salt Lake County, Utah (the "Second State Action"). Mark G. Jones, a director of the Company at the time, is the controlling shareholder of Mark Technologies Corporation a greater than 10% shareholder of the Company. The Second State Action included, among other things, a request for the issuance of a temporary restraining order and injunction against the transactions contemplated in the Letter of Intent. On June 26, 1996, the Company entered into two settlement agreements. The first settlement agreement was by and among the Company, John H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C., R. Dee Erickson, Lyle D. Hurd, and E. Jay Sheen (the "Morgan Settlement Agreement"), whereby certain disputes among the parties were resolved and settled and the parties agreed to use their best efforts to terminate the 1993 Settlement Agreement. In particular, the parties to the Morgan Settlement Agreement executed full mutual releases, thereby releasing the claims that they had asserted in the Order to Show Cause, the First State Action and the First Federal Action and a release of approximately $89,229.81 to John H. Morgan, Jr. previously collected from him pursuant to paragraph 8 of the Murphy Order and other amounts covered by the Order staying the execution of the Murphy Order to John H. Morgan, Jr. The second settlement agreement was by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"), whereby the parties agreed, among other things, to dismiss the First Federal Action, the Order to Show Cause, the Second State Action and to use their best efforts to terminate the 1993 Settlement Agreement. On July 19, 1996, the notice of hearing on proposed settlement of the Second State Action, the First State Action and the First Federal Action and the notice of hearing on petition to terminate the 1993 Settlement Agreement was mailed to all the Company's shareholders of record as of June 24, 1996. Among other things, the notice provided that the 1996 Settlement Agreement and the Morgan Settlement Agreement (together the "Settlement Agreements") were to be considered approved by the court on August 12, 1996, and that all objections to the Settlement Agreements had to be presented at that time. On August 9, 1996, shareholders, Jenny T. Morgan, (who was also a director of the Company at the time), Gerard E. Morgan, John C. Morgan and Karen J. Morgan (together the "Objectors") filed an objection to the hearing and requested that the court continue the settlement approval hearing until after a Company shareholders' vote on the Settlement Agreements and the IMCC Stock Purchase Agreement. In their objections and request for continuance of hearing, the Objectors, among other things, claimed that they had insufficient information with which to evaluate the Stock Purchase Agreement between IMCC and the Company; that they objected to the "no-shop" provision contained in the Letter of Intent; that they had insufficient information regarding John Fife, the sole shareholder of IMCC, and that they needed additional time and information to evaluate the fairness of the Stock Purchase Agreement, and to have the opportunity to solicit other competitive bids to sell the Company. Further, the Objectors alleged that the Company had failed to provide documentation relating to the Stock Purchase Agreement to them. After considering the Objectors' and the parties' initial arguments, the court granted both the parties and the Objectors an additional seven days, through August 19, 1996, to submit written memoranda in support of their positions. Both the Objectors and the parties submitted written memoranda supporting their positions in regard to the Settlement Agreements and the Stock Purchase Agreement. On or about August 23, 1996, the court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director of the Company at the time and shareholder of the Company), Gerald E. Morgan, John C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved.

As required by the Transaction Agreements, as defined below, the 1996 Settlement Agreement and the Morgan Settlement Agreement were approved by the Third Judicial District Court of Salt Lake County, West Valley Department Utah, on or about August 28, 1996. The Order to Show Cause was dismissed with prejudice and the 1993 Settlement Agreement was terminated on August 29, 1996.


     On July 3, 1996, following the execution of the Letter of Intent and the execution of the Morgan Settlement Agreement and the 1996 Settlement Agreement, the Company and IMCC entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") (the Letter of Intent, the Morgan Settlement Agreement, the 1996 Settlement Agreement and the Stock Purchase Agreement are hereinafter referred to as the "Transaction Agreements") whereby the Company issued and sold 1,275,912 shares (the "Purchased Shares") of common, $.10 par value per share stock (the "Common Stock") to IMCC, which is wholly owned by John Fife (who, after the acquisition became a director of the Company and currently serves as a director of the Company), so that IMCC owned a 50.5% interest in the Company. IMCC acquired the Purchased Shares at a price equal to $3.35 per share for an aggregate purchase price of $4,274,305.20 (the "Purchase Price"), of which $641,145.78 was paid in cash by IMCC to the Company at the closing. The remaining $3,633,159.42 was evidenced by IMCC's promissory note (the "Note"). The Note bears interest at a rate equal to the short-term applicable federal rate published by the Internal Revenue Service in effect at the time of closing, and is adjusted on each anniversary of the Note to the applicable short-term federal rate in effect on such anniversary date.
Interest on the Note is paid currently in arrears on each anniversary of the Note. At the closing, IMCC paid $197,872.52 to the Company which amount represented the present value first year of interest due under the Note. The principal and any unpaid interest accrued under the Note is due and payable August 1, 2001. The Note is secured by the Purchased Shares as evidenced by a stock pledge agreement, dated as of July 3, 1996, by and between IMCC and the Company (the "Stock Pledge Agreement"). Pursuant to a separate written guaranty agreement, John Fife personally guaranteed payment of 25% of all amounts due under the Note.

     As required by the Stock Purchase Agreement, E. Jay Sheen and R. Dee Erickson submitted their resignations as directors of the Company, effective July 13, 1996. As further required by the Stock Purchase Agreement, John Fife was appointed a director of the Company. David Fife, the brother of John Fife, was also appointed as director of the Company. John Fife and David Fife were appointed as directors of the Company by the Muth Group pursuant to the 1993 Settlement Agreement, effective July 13, 1996. As required by the Stock Purchase Agreement, John Fife was elected President and Chief Executive Officer of the Company in July, 1996, pursuant to a 3-0 vote of the Board (Mark G. Jones and Jenny Morgan former directors of the Company, were not present for the vote). John Fife also serves as Chairman of the Board of the Company pursuant to a 3-2 vote of the Board.


     The Letter of Intent and the Transaction Agreements, including the Stock Purchase Agreement, contemplated that, subject to applicable state and federal securities and state corporate law, the Company would cause a 1,000 to 1 share reverse split of the Company's Common Stock to the shareholders of record at $3.35 per share (the "Reverse Split"), with fractional shareholders given the option to either purchase additional fractional shares to round up to one whole share following the reverse split or sell their fractional shares for cash to the Company.
IMCC was granted a ten year option to purchase 150,000 or more additional shares of stock at a price equal to $3.35 per share and on the same terms and conditions as those provided under the Stock Purchase Agreement, so that after the Reverse Split IMCC may maintain its 50.5% interest in the Company. Subsequent to the Reverse Split and subject to applicable state and federal securities and state corporate law, any Company shares redeemed by the Company pursuant to the Reverse Split (the "Returned Shares") may be acquired by the remaining shareholders, other than IMCC or its affiliates, in increments of 1,000 shares (the "Returned Share Option") at a purchase price equal to the pre-Reverse-Split price of $3.35 per share (the "Returned Share Purchase Price"). Only those shares for which the Company has received a fully and properly executed Letter of Transmittal, accompanied by the required documents, will qualify as Returned Shares for the purposes of this Returned Share Option. Such Common Stock shall be purchased in blocks of 1,000 shares of Common Stock such that each purchase of a 1,000 share block of Common Stock shall be converted into 1 share of common, $100.00 par value per share stock of the Company (the "New Stock"). In the event the Returned Share Option is over-subscribed, then each of the exercising shareholders may purchase the Returned Shares on a pro-rata basis as more fully described herein. See "PROPOSED REVERSE SPLIT/Purchase of Returned Shares." Twenty-five percent (25%) of the Returned Share Purchase Price will be payable in cash upon exercise, with the remaining balance of $2.51 per share being evidenced by the Returned Share Note on the terms and conditions as more fully described herein. See "PROPOSED REVERSE SPLIT/Purchase of Returned Shares".


     In December, 1995, Mark Technologies Corporation received 201,210 shares of the Company's Common Stock from Morgan Gas & Oil Co., as partial payment of a promissory note. The promissory note was given in consideration of the sale to Morgan Gas & Oil Co. from Mark Technologies Corporation of a limited partnership interest in Alta Mesa Wind Partners, a California limited partnership in the wind-generated power business. The Company is a shareholder of Morgan Gas & Oil Co. The Company brought a shareholders derivative action in the United States District Court for the District of Utah, Central Division, against Morgan Gas & Oil Co. and its directors and against Mark G. Jones, Mark Technologies Corporation, Alta Mesa Wind Partners, John H. Morgan, Jr., Daisy R. Morgan, Sylvia Wunderly, John Wunderly, and Melbourne Romney, III, alleging, among other things, that in connection with the sale of Alta Mesa Wind Partners limited partnership interest to Morgan Gas & Oil Co., Mark G. Jones, Mark Technologies Corporation, and Alta Mesa Wind Partners concealed and misrepresented material information to be provided to Morgan Gas & Oil Co. directors and that the Morgan Gas & Oil Co. directors (including John H. Morgan, Jr., Daisy R. Morgan, Sylvia Wunderly, John Wunderly and Melbourne Romney, III) committed a breach of fiduciary duty and a wasting of corporate assets (the "MGO Action"). The Company sought rescission of the sale. Legal counsel advised the Company that due to the releases contained in the 1996 Settlement Agreement, the Company should not continue to pursue the MGO Action against Mark G. Jones, a shareholder and director of the Company at the time and signatory to the 1996 Settlement Agreement and Mark Technologies Corporation, a shareholder of the Company and signatory to the 1996 Settlement Agreement. A majority of the Board of Directors of the Company voted to have the suit dismissed without prejudice. Former directors Jenny Morgan and Mark G. Jones objected to the dismissal without prejudice and proposed that the MG0 Action be dismissed with prejudice. The suit has been dismissed without prejudice, so that other shareholders of Morgan Gas & Oil Co. will not be precluded from seeking relief based upon the same cause of action.

        The table below summarizes the litigation and accompanying transactions discussed above:

DATE THE EVENT OCCURRED                                 EVENT

March 5, 1987                           First State Action is filed

April 6, 1993                           First State Action is settled pursuant
                                        to the 1993 Settlement Agreement

February 16, 1995                       Company executes the Share Exchange
                                        Agreement

June 13, 1995                           Company consummates the Share Exchange
                                        Agreement with Midwest, RD Wolff
                                        and JJ Wolf

July 18, 1995                           The First Federal Action is filed,
                                        seeking among other things to rescind
                                        the Share Exchange Agreement

July 21, 1995                           Company files suit to enforce the 1993
                                        Settlement Agreement

October 4, 1995                         Hon. Judge Michael R. Murphy enters
                                        an order enforcing the 1993 Settlement
                                        Agreement (the "Murphy Order")

October 13, 1995                        John H. Morgan, Jr. and Daisy Morgan
                                        appeal the Murphy Order

January 23, 1996                        Company seeks Order to Show Cause
                                        against John H. Morgan, Jr., Daisy
                                        Morgan, Mark G. Jones, Mark
                                        Technologies Corporation, Anne Morgan
                                        and Victoria Morgan for violation of
                                        the Murphy Order


DATE THE EVENT OCCURRED                                 EVENT

April 5, 1996                           Company enters into the Letter of
                                        Intent with IMCC

April 22, 1996                          Company, Midwest, and the Wolffs
                                        execute the Split-Off Agreement
                                        rescinding the Share Exchange Agreement

May 10, 1996                            Company files the MGO Action

May 17, 1996                            The Second State Action is filed
                                        seeking to enjoin performance of the
                                        Letter of Intent and for damages
                                        arising out of the execution of the
                                        split-off Agreement

June 26, 1996                           The Morgan Settlement Agreement and
                                        the 1996 Settlement Agreement are
                                        executed

July 3, 1996                            Company and IMCC execute the Stock
                                        Purchase Agreement and sale of stock to
                                        IMCC is completed

July 3, 1996                            Directors E. Jay Sheen and R. Dee
                                        Erickson tender their resignations

July 13, 1996                           The resignations of directors E. Jay
                                        Sheen and R. Dee Erickson become
                                        effective

July 19, 1996                           Notices of Hearing regarding the
                                        proposed settlement of the Second State
                                        Action, the First State Action and the
                                        First Federal Action are sent to the
                                        Company's shareholders

August 9, 1996                          Objectors file an objection to the
                                        settlement of the Second State Action

August 23, 1996                         The settlement of the Second State
                                        Action is approved by the court

August 28, 1996                         The order to Show Cause is dismissed
                                        with prejudice

August 29, 1996                         Termination of 1993 Settlement
                                        Agreement

October 31, 1996                        MGO Action is dismissed without
                                        prejudice

REASONS FOR THE PROPOSED REVERSE SPLIT


     The Company was organized in Utah in 1966 as Utah Industrial, Inc. It was renamed Utah Resources International, Inc. in 1969. In 1981, the Company became a "reporting company" requiring it to file various reports with the SEC.


     In early 1994, the Company's Board of Directors, (E. Jay Sheen, R. D. Erickson, Lyle D. Hurd, Jr., John H. Morgan, Jr., and Daisy R. Morgan) passed a resolution that the officers and directors of the Company should actively seek business opportunities on behalf of the Company. The Company's directors believed that in order for the Company to go forward and provide value to its shareholders, it either had to (a) hire a CEO to develop a business plan for the Company for the development of the Company's assets, or (b) identify potential buyers for purposes of taking the Company to a non-SEC reporting status and providing value to minority shareholders. With respect to the former the Company's Board of Directors interviewed several individuals for the position of CEO with no success. Concurrently, the Board of Directors began investigating potential buyers and soliciting offers. It soon became apparent to the Board of Directors, that due to the litigation that had plagued the Company for a period of years and the ongoing dissension among the members of the Board of Directors it would be necessary to sell a controlling interest in the Company in order to attract buyers. In addition, in late 1995, the Board of Directors wished to (i) spin off the Midwest Share and Exchange Agreement and replace Robert D. Wolff as CEO of the Company, for a more detailed description of the Share Exchange Agreement, the subsequent litigation and the Split-Off Agreement, see the Section entitled "SPECIAL FACTORS/IMCC Transaction and Settlement Agreements"; (ii) provide for a mechanism for infusion of capital into the Company; and (iii) provide a mechanism whereby the minority shareholders would have the opportunity to receive fair value for their shares. With respect to the Board's third goal, the Company's history of sporadic trading in a narrow margin rendered the shares virtually illiquid and the protracted and costly litigation consumed corporate assets and the time and attention of the Board of Directors and the management, reducing the Company's profits and distributions to next to nothing. In a period of ten years, the Company made only one $.10 distribution to the shareholders which occurred in January, 1996.




     In early 1994, R. Dee Erickson, a director and Chairman of the Board of Directors of the Company at the time contacted and met with Prowswood Development ("Prowswood"), a privately held real property development and management company, located in Salt Lake City, Utah, for the purposes of discussing a possible joint venture. The Board of Directors of the Company met with the principals of Prowswood. Prowswood provided the Company with a written proposal to develop and manage the Company's properties in St. George, Utah. The Company's board could not come to terms with Prowswood and no final agreement was reached.

     In April 1994, Trans-Wasatch Company ("Trans-Wasatch"), a privately held real estate development company located in Park City, Utah, approached Jay Sheen, a director of the Company at the time regarding a possible merger between Trans-Wasatch and the Company. The President of Trans-Wasatch met with the Board of Directors of the Company on several occasions. The Company's Board of Directors toured the Trans-Wasatch property and conducted due diligence, where a substantial amount of information was exchanged. Trans-Wasatch did not proceed with negotiations due to Trans-Wasatch's concerns over the Company's history of litigation and ongoing dissension among the Company's Board of Directors.

     In 1994, R. Dee Erickson, a director and Chairman of the Board of Directors of the Company at the time met with Boyer Company, a large, privately held real estate development and property management company, located in Salt Lake City, Utah. The Boyer Company was involved in real property ventures in St. George, Utah and was interested in expanding its operations. Certain members of the Company's Board of Directors met with Boyer Company. The Boyer Company reviewed information regarding the Company and elected not to proceed due to the Company's history of litigation and ongoing dissension among the Company's Board of Directors.

     In late 1994, R. Dee Erickson, a director and Chairman of the Board of Directors of the Company at the time, contacted Dain Bosworth, a regional brokerage firm, regarding representing the Company in connection with finding a potential merger candidate or joint venture partner. Dain Bosworth declined representing the Company due to its history of litigation, ongoing dissension among the Company's Board of Directors and its small size.

     In late 1994, the Company also conducted negotiations with Process Instruments, Inc. Mr. Sheen, a director of the Company at the time contacted Process Instruments, Inc. Process Instruments, Inc., headquartered in Salt Lake City, Utah, is in the business of developing a real-time, high-tech gas and liquid monitoring device for industrial purposes. It had received numerous grants from federal agencies to develop the instruments but needed additional corporate financing in order to complete the product's development and marketing. While discussions continued over several months, no agreement with Process Instruments, Inc. was reached.

     In late 1994 and early 1995, the Company, through Mr. Sheen, a director of the Company at the time, met with Fonix, Inc., a publicly traded company developing a continuous voice recognition computed software product and with Teltrust, but discussions with both of these companies did not proceed beyond preliminary stages. The Company also negotiated with Edit Technologies, a small company in northern Utah, involved in creating large-scale, high resolution graphics images for advertising and billboards. Edit Technologies had done specialty graphics work for several Fortune 100 companies and had a large contract with American Stores. Negotiations with Edit Technologies continued over a period of several months without any agreement being reached. The Company also received inquiries from Custom Environmental International, a company involved in carbon regeneration.


     In addition to the negotiations described above, the Company negotiated with seven other parties regarding the selling of the Company, forming a joint venture involving the Company or other restructuring of the Company. These entities included: Devcor Development Company, Scott Priest, Foreland Corporation, Kaufman and Broad Company, PCT Holdings, Inc., Southgate Valley/Ran Co., Inc., Sky Properties and Mark Jones.



     The following is a brief description of each of the other proposals negotiated with the above seven parties:

DEVCOR DEVELOPMENT COMPANY

     In October of 1994, Jay Sheen, a director of the Company at the time, contacted Scott Priest and Neil Wall, developers in North Davis County, Utah. Mr. Wall owned a construction and excavating company, Devcor Development Company, which was involved in commercial and residential real property development. Both Mr. Wall and Mr. Priest indicated a desire to contribute real property projects (located in northern Utah) in various stages of development to the Company, in exchange for shares of stock of the Company, and to become principal officers of the Company. Mr. Wall would be benefited by his ability to conduct his construction and excavation business year round (St. George, Utah in the winter), while the Company would diversify operations into northern Utah. Several written proposals were exchanged between the parties and negotiations continued for several months. While a majority of the Company's directors expressed a desire to come to terms with Messrs. Priest and Wall, John H. Morgan, Jr., a large shareholder and director of the Company, did not wish to pursue the transaction and threatened litigation if the Company went forward with a transaction with Devcor Development. Given Mr. Morgan's expressed unwillingness to proceed, the Company's history of litigation and the ongoing dissension among the members of the Company's Board of Directors, Mr. Wall opted to cease negotiations. Negotiations were terminated in October 1995.

FORELAND CORPORATION.

     Foreland Corporation ("Foreland") is an oil and gas exploration and development company founded to pursue exploration projects in north-central Nevada initiated by Gulf Oil Corporation in 1980. R. Dee Erickson, director and Chairman of the Board of the Company at the time, contacted Bruce Decker of Foreland in September 1994. The principals of Foreland held several meetings with the Company's Board of Directors over a period of months. Principals of Foreland toured the Company's property and attended Company board meetings. Foreland made its first written proposal to the Company's Board of Directors in fall 1994. John H. Morgan, Jr. and Daisy Morgan were opposed to the proposal and no action was taken. In late March 1996, R. Dee Erickson contacted Bruce Decker of Foreland and informed him that if he wished to make an offer for the Company he must do so by April 1, 1996. A written offer was received April 3, 1996.

     The terms of the offer provided for a share exchange, whereby the Company would issue more than fifty percent (50%) of its stock to Foreland in exchange for Foreland stock of an equivalent negotiated value. Due to the Company's history of litigation and ongoing dissension among members of the Board of Directors, Foreland insisted upon holding a control position following its proposed acquisition. Foreland intended to acquire at least 80% of the Company, thus shifting control of the Company to Foreland. Foreland offered $7.79 per share for 1,284,027 shares of the Company's stock, with a NASDAQ thirty (30) day valuation determination for the Foreland stock. Foreland included the condition that it would not do the deal unless it traded above $2.25 and below $3.25 per share. Foreland also demanded that a fairness opinion be obtained and that the Company divest itself of Midwest Railroad Construction and Maintenance Corporation of Wyoming. Once control shifted, Foreland planned to appoint a majority of the Company's Board. The Foreland transaction also anticipated a tender offer. The tender offer was conditioned upon Foreland's holding eighty percent (80%) or more of the URI stock following such tender. Foreland would tender a Foreland unit of stock consisting of one share of "Fixed Amount Dividend Preferred Stock" and one share of "Convertible Preferred Stock" for each tendered share of the Company's stock. Dividends on the Fixed Amount Dividend Preferred Stock would be secured by a lien on the Company's property. The Company would establish and maintain a litigation defense fund of $200,000. The proposal also contained a "no shop" provision. Negotiations continued between the Company and Foreland, until the decision by the Board of Directors of the Company not to pursue the offer on April 4, 1996.

KAUFMAN AND BROAD COMPANY

     During mid to late 1994 and 1995, Gerry Brown, the President of the Company at the time, pursued various proposals to buy large blocks of the Company's undeveloped real estate. A written proposal came from Kaufman and Broad Company, a national residential real estate company. Kaufman and Broad Company wanted to purchase a large parcel of the Company's property and hold an option on a majority of the rest of the Company's land. The negotiations for the purchase and the option continued for several months. A definitive purchase agreement was drafted and revised. In mid-1995, Kaufman and Broad Company declined to proceed with the purchase and option, because it chose to pursue land development in Salt Lake County, Utah instead of St. George, Utah.

PCT HOLDINGS, INC.

     PCT Holdings, Inc. ("PCT"), is a publicly-traded acquisition-oriented, high-technology manufacturing company specializing in the manufacture of patented ceramic based hermetic connectors, feed-through's, electronic packaging, ceramic filters and precision machined components. PCT contacted the Company in August 1995. During the course of negotiations, PCT flew its principals and the Utah-based directors of the Company to see property in Washington and to review PCT operations.

     On October 11, 1995, PCT submitted a written proposal to the Company. The proposal required that PCT acquire not less than ninety percent (90%) of the Company's stock. PCT planned to make this acquisition through a share exchange, whereby PCT shares of stock valued at $8.75 per share would be exchanged for the Company's stock which would be valued at $5.91 per share, to be issued as follows, subject to adjustment based upon market trading immediately preceding the closing: (a) ten percent (10%) of the shares would be delivered at closing;
(b) forty percent (40%) of the shares would be issued within ninety (90) days of the closing, with (c) fifty percent (50%) of the of shares to be issued within one hundred eighty (180) days of the closing. PCT also placed the following conditions on closing the transaction with the Company, that (1) the Company divest itself of Midwest, (2) a minimum of $500,000 of cash be on hand in the Company at the closing, (3) a fairness opinion be obtained, (4) the Company continue to indemnify its officers and directors, and (5) the agreement contain a "no shop" provision.

     In late 1995, PCT attempted to acquire stock controlled by John H. Morgan, Jr. (at a higher acquisition price) prior to entering into a transaction with the Company. John H. Morgan, Jr. declined to sell his stock in the Company.

     PCT backed out of the negotiations entirely when John H. Morgan, Jr. refused PCT's offer due to concerns over the Company's history of litigation, and the ongoing dissension among board members.

SOUTHGATE VALLEY/RAN CO., INC.

      RAN CO., ("RANCO") is a real estate company and home builder in and around St. George, Utah. Gerry Brown contacted RANCO. RANCO and the Company began discussions regarding a joint venture with the Company in the summer of 1995.


     The parties conducted due diligence and the Company's board met with the principals of RANCO. The terms of the RANCO proposal underwent several revisions. The final terms of the proposed transaction provided for the organization of a limited partnership, where the Company, as a limited partner would contribute property to the limited partnership and RANCO and Richard A. Nelson, as the general partners of the limited partnership, would contribute $1,000 and agree to develop and sell the property. An affiliate of RANCO, RAN CO. HOMES, INC. would hold the exclusive contract for construction of single family residences and improvements at an amount equal to cost plus twelve percent (12%) of verifiable construction costs. The transaction also provided that after the general partners were compensated for up to $30,000 in start-up costs, including construction fees, and certain administrative expenses, the general partners were also entitled to receive a commission as the exclusive sales agent for the residences and would receive up to six percent (6%) of the lot or the residence's selling price, plus a project management fee of $3,000 per month. Furthermore, ninety-nine dollars ($99) was to be received by the Company for every one dollar ($1) to be received by the general partner, until the capital account of the Company was reduced to zero. Once the capital account was reduced to zero, the Company was to receive a preferential return. Any cash balance remaining was to be divided, as determined in the future. The proposal was rejected at the Company's April 4, 1996 board meeting.

SKY PROPERTIES.

     R. Dee Erickson, a director and Chairman of the Board of the Company at the time, approached Sky Properties, a privately held commercial and residential real estate development firm, headquartered in Bountiful, Utah, in September 1994. Sky Properties principals toured the Company's property and discussions were held with members of the Board of Directors. Many proposals were submitted by Sky Properties involving a proposed joint venture where the Company would provide the land and Sky Properties would provide the master planning development and marketing expertise. Despite negotiations which were ongoing for one and on-half years, and numerous written proposals, Sky Properties proposal was rejected at the April 4, 1996 Company board meeting.

MARK JONES GLOBAL SETTLEMENT AGREEMENT.

     In February 1996, Mark Jones, a director of the Company, submitted a "Non-Binding Memorandum of Understanding" to the Company's Board with the intent that a definitive agreement would be completed by February 28, 1996. The definitive agreement was not completed on that date. Mark Jones presented a draft Global Settlement Agreement to the Company's Board of Directors on April 3, 1996 and subsequently revised the Global Settlement Agreement by letter dated April 16, 1996. At the time the Company voted to accept the IMCC offer (April 4, 1996), Mark Jones was proposing a $3.00 per share tender offer with no commitment for the financing as opposed to IMCC's $3.35 per share reverse stock split with financing in place.


     The terms of the Mark Jones' proposal included the following: (a) dismissal with prejudice of all outstanding litigation claims involving the Company, (b) termination of the 1993 Settlement Agreement, (c) resignation of all officers and directors of the Company, except Mark Jones and Jenny Morgan. Gerry T. Brown was to act as the third director of the Company until the next annual meeting of the shareholders, (d) R. Dee Erickson, E. Jay Sheen and Lyle Hurd were to agree to not act as directors or officers of the Company in the future, (e) the Share Exchange Agreement between the Company and the Wolffs was to be rescinded, and the Wolffs were to return to the Company the 590,000 shares of the Company's stock they had received, and the Company was to return to the Wolffs the 1,000 shares of common stock of Midwest the Company had received, (f) costs and expenses of the various transactions, and litigation costs incurred by the Company, Midwest, John H. Morgan, Jr., Mark G. Jones, MTC, Anne Morgan and Victoria Morgan, were to be borne by the Company, (g) R. Dee Erickson and E. Jay Sheen were to deliver to the Company the stock they owned in the Company without compensation [this provision was modified in Mr. Jones' 4/16/96 letter to the Company and instead; E. Jay Sheen, Lyle Hurd and R. Dee Erickson were to be paid $1.50 per share for the termination of their Company stock options for a total of $37,500 to each of them], (h) a 10 year annuity was to be granted to John H. Morgan, Jr., and Daisy Morgan, (i) Robinson & Sheen were to resign as legal counsel to the Company, (j) annual charitable contributions were to be made by the Company (including to the Huntsman World Senior Games), (k) at the earliest possible date, Mark Jones was to exercise his best efforts to make a $3.00 tender offer for the Company [this figure was increased to $4.00 pursuant to Mr. Jones' 4/16/96 letter], (l) the Company was to obtain a fairness opinion, (m) the Company was to set aside property to secure the financing necessary to complete the tender offer [Wolff had agreed to assist in obtaining the financing and agreed to attempt to complete financing within sixty (60) days following the closing pursuant to Mark Jones' 4/16/96 letter], (n) the tender offer price was to increase at a rate equal to twelve percent (12%) per annum, compounded daily, commencing 6 months from the date of the execution of the Global Settlement Agreement until the tender offer was completed, (o) if the tender offer was not completed within 6 months of signing the Global Settlement Agreement, the Company was to liquidate, at ever-decreasing prices over time, until the tender offer was completed, (p) the Company could elect to "go private", (q) John H. Morgan, Jr., was to be precluded from ever serving as an officer or director of the Company, but was to be granted the position of "Honorary Chairman" with a lifetime non-voting seat on the Company's Board, (r) George Matthews was to release his finder's fee claim. The Global Settlement Agreement was to be subject to approval by Judge William A. Thorne and Judge Tena Campbell. The Company was to be entitled to continue to use Midwest's offices and Robert
Wolff was to continue to provide assistance in connection with the consummation of the transaction contemplated by the Global Settlement
Agreement, pursuant to the Mark Jones' 4/16/96 letter. Furthermore, Midwest was to be responsible for paying the amount of one/half of the gross annual salary of the Company's CFO, Mr. Ladd Eldridge, which obligation was to continue for one (1) year following the closing, pursuant to Mark Jones' 4/16/96 letter.
On April 4, 1996, the Company's Board of Directors decided not to enter into the Mark Jones Global Settlement Agreement.




     In February and March of 1996, the Company had discussions with John Fife, the President and sole shareholder of IMCC regarding a transaction or transactions between the Company and IMCC. During the course of these discussions, the Company communicated its goals to John Fife. Prior to entering into the Letter of Intent (as hereinafter defined), John Fife entered into a letter agreement by and among John Fife, Earnest Muth, a party to the 1993 Settlement Agreement ("Muth"), Thomas Ralphs, a party to the 1993 Settlement Agreement ("Ralphs") and Precious Metals, Inc. dated as of March 30, 1996 (the "Letter Agreement"), which Letter Agreement was assigned to IMCC. Under the terms of the Letter Agreement, John Fife had the option to purchase all, but not less than all, of the shares of stock of the Company held by or beneficially owned or controlled by Muth and Ralphs (approximately 90,000 shares), at an option exercise price of $4.00 per share. John Fife paid Muth and Ralphs an aggregate of $15,000, which amount was a non-refundable option payment to be applied to the ultimate purchase price. During the option period which expired sixty (60) days after March 30, 1996, John Fife was granted a proxy to vote the shares held by Muth and Ralphs. In addition, the Letter Agreement provided that upon the exercise of the option to purchase the shares of the Company, Muth and Ralphs would assign their rights and obligations under the 1993 Settlement Agreement to John Fife. IMCC submitted its letter of intent to the Board of Directors of the Company, dated as of April 5, 1996 (the "Letter of Intent"). The Letter of Intent provided that: (1) the Company would issue and IMCC would purchase shares which would represent a fifty-one percent (51%) ownership interest in the Company; (2) IMCC would pay the Company $3.35 per share for the stock: (3) IMCC would pay ten percent (10%) of the purchase price in cash at the closing with the balance due pursuant to a five year promissory note; (4) the note would be secured with the stock purchased by IMCC; (5) would have a ten
(10) year option to purchase 150,000 or more additional shares of stock in order to maintain its fifty-one percent (51%) ownership interest in the Company; (6) following the closing of the purchase of stock, IMCC would cause the Company to undertake a 12,500 to 1 reverse stock split at $3.35 per share with fractional shareholders being given the option to purchase additional shares to round up to the next whole share, or a tender offer; (7) the Company agreed to indemnify IMCC and its shareholders and directors from and against any liability to the Company's shareholders, officers and/or directors arising out of IMCC's negotiation, execution and/or consummation of the Letter of Intent, the Stock Purchase Agreement and the transactions contemplated by the Letter of Intent; and (8) IMCC agreed to take all actions necessary to cause the Company to honor the Company's obligations to indemnify its officers and directors to the fullest extent permitted by law, including, but not limited to, the advancement of their legal fees and costs in connection with all present and future litigation involving them in their capacities as officers and directors of the Company. The Company entered into the Letter of Intent on April 5, 1996. On April 16, 1996 IMCC filed its Schedule 13D informing the Company's shareholders of its intent to engage in the two step transaction consisting of the acquisition of a majority interest and conducting a reverse stock split or a tender offer. It also gave notice of IMCC's intent to cause a class of securities of the Company to be delisted from a national securities exchange or cause a class of securities to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934.

     On April 5, 1996, the Company entered into the Letter of Intent with IMCC, over the objections of Directors Mark G. Jones and Jenny Morgan. Thereafter, the Company and IMCC began negotiating the terms of the stock purchase agreement and IMCC began its due diligence investigation of the Company. On, May 17, 1996, Mark G. Jones, a shareholder and director of the Company and controlling shareholder of Mark Technologies Corporation a greater than ten percent (10%) shareholder of the Company, brought a shareholders derivative suit against the Company, E. Jay Sheen, R. Dee Erickson and Lyle Hurd, directors of the Company and IMCC, captioned as Mark Technologies Corp., et al. v. Utah Resources International, Inc. et al., which was filed as Civil No. 96-090-3332CV in the Third Judicial Court of Salt Lake County (the "Second State Action"), seeking a temporary restraining order and injunction. For a more detailed description of the Second State Action litigation, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS."

     During late May and early June of 1996, the Company and IMCC: (1) prepared for trial in the Second State Action, which included the conduct of extensive discovery, and (2) continued to negotiate the terms of the stock purchase agreement. Ongoing negotiations between the Company and IMCC resulted in an amendment to the Letter of Intent, dated as of May 31, 1996. The parties agreed to increase the percentage of the purchase price to be paid at closing from ten percent (10%) to fifteen percent (15%). In addition to the stock pledge agreement which secured the five year note, John Fife agreed to personally guarantee twenty-five percent (25%) of the outstanding balance due the Company under the IMCC note. Ongoing negotiations among the parties to the Second State Action led to the settlement of the Second State Action the morning of the hearing, June 26, 1996. The Company entered into two settlement agreements.
The first settlement agreement was by and among the Company, John H. Morgan, Jr., Daisy R. Morgan, IMCC, John Fife, Robinson & Sheen, L.L.C., R. Dee Erickson, Lyle D. Hurd, and E. Jay Sheen (the "Morgan Settlement Agreement"), whereby certain disputes among the parties were resolved and settled and the parties agreed to use their best efforts to terminate the 1993 Settlement Agreement. The second settlement agreement was by and among the Company, R. Dee Erickson, E. Jay Sheen, Lyle D. Hurd, Mark G. Jones, Mark Technologies Corporation, Anne Morgan, Victoria Morgan, IMCC, John Fife and Robinson & Sheen, L.L.C. (the "1996 Settlement Agreement"), wherein the parties, among other things, agreed to terms regarding IMCC's purchase of fifty and five/tenths percent (50.5%) of the Company's outstanding stock, agreed to dismiss the First Federal Action, the Order to Show Cause and the Second State Action, and agreed to use their best efforts to terminate the 1993 Settlement Agreement. For a more detailed description of the litigation and the settlement of the litigation, see the Section entitled "MATERIAL PROCEEDINGS AND TRANSACTIONS." Pursuant to the 1996 Settlement Agreement, the terms of the Stock Purchase Agreement by and between the Company and IMCC were to include, among other things, the following provisions: (1) IMCC would purchase a fifty and five/tenths percent (50.5%) interest in the Company at a purchase price of $3.35 per share; (2) IMCC would pay fifteen percent (15%) of the purchase price at closing with the balance due pursuant to a five year promissory note, secured by a pledge of the Company's stock purchased by IMCC and a personal guaranty by John Fife of twenty-five percent (25%) of the remaining balance due under the note; (3) the Company would conduct a 1,000 to 1 reverse stock split at $3.35 per share with fractional shareholders being given the option to purchase additional shares at $3.35 per share to round up to the next whole share, IMCC intends to exercise the round-up option; (4) that any shares redeemed by the Company pursuant to the reverse stock split would be made available for purchase by the remaining shareholders, other than IMCC. Mark G. Jones has communicated to the Company that Mark Technologies Corporation intends to exercise its right to purchase as many additional shares pursuant to this pool as possible; (5) IMCC would have a ten (10) year option to purchase 150,000 or more additional shares of stock to maintain its fifty and five/tenths percent (50.5%) interest in the Company; (6) that E. Jay Sheen and R. Dee Erickson would resign as directors of the Company immediately; (7) that Mark G. Jones would be guaranteed a position as director of the Company for a period of one year from the closing of the IMCC stock purchase; (8) that the Company and John Fife would enter into an employment agreement which would pay to Mr. Fife compensation not to exceed $200,000 per year; and (9) any distributions and other payments otherwise payable to IMCC on its Company stock would be applied to reduce the outstanding principal balance of the IMCC note. For a more detailed description of the terms of the Stock Purchase Agreement, see the Section entitled "SPECIAL FACTORS/IMCC Transaction and Settlement Agreements." On July 3, 1996, the Company and IMCC entered into the Stock Purchase Agreement.

     On July 19, 1996, the notice of hearing on proposed settlement of the Second State Action, the First State Action and the First Federal Action and the notice of hearing on petition to terminate the 1993 Settlement Agreement was mailed to all the Company's shareholders of record as of June 24, 1996. For a more detailed description of the notice procedure for the settlement of the actions and subsequent objections see the Section entitled, "MATERIAL PROCEEDINGS AND TRANSACTIONS." The court in Second State Action having reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director of the Company at the time and shareholder of the Company), Gerard E. Morgan, John C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved.


     The Board of Directors recommends voting in favor of the Reverse Split. In addition to the contractual requirement that a reverse stock split occur as required by the Transaction Agreements, the Company's senior management and its Board of Directors have assessed the advantages and disadvantages of the Company's status as a "reporting company" under the Exchange Act. First, it is the belief of the Board of Directors that such reporting is very costly. Furthermore, the Board of Directors does not believe that being a "reporting company" has given the Company any significant advantage the Company would not have had as a "non-SEC reporting company." The Company's registration with the SEC has not improved flexibility for current or future financing of corporate expansion through the building of a broader equity base, nor has it made the valuation of shares of the Common Stock significantly easier (since no active market exists for the sale of stock which is reflective of the Company's operations and earnings potential). Registration has not resulted in the development of an active public market for the Common Stock and thus has not provided substantially increased liquidity for shareholders who desire to sell their Common Stock. Even if the market provided liquidity for the shareholders' shares, the $3.35 per share purchase price is far above the fourth quarter 1997 market trading price of $.875. The Company has obtained a fairness opinion with respect to the Reverse Split transaction, including the $3.35 per share Reverse Split purchase price, from Centerpoint Advisors, Inc., dated as of February 17, 1998 (the "Fairness Opinion"), which indicated that the proposed Reverse Split is fair from a financial point of view to the Company's shareholders. For a more detailed description of the Fairness Opinion, see the Section entitled, "SPECIAL FACTORS/ Fairness Opinion," and in order to review the Fairness Opinion see Exhibit b. Of the approximately 558 shareholders, approximately 479 shareholders of record own fewer than 1,000 shares. These same shareholders have received only a $.10 dividend over the entire history of the Company.


     The Board also considered the disadvantages and risks to the Company and its shareholders associated with the Company being a non-SEC reporting company. By ceasing to be a reporting company, the Company loses the potential flexibility for current or future financing of corporate expansion through the building of a more broad equity base through publicly offered sales of securities. Deregistration eliminates the Company's obligation to provide detailed information to the Company's shareholders concerning the Company's principal shareholders, directors and executive officers, compensation paid the Company's executives, audited financial statements and certain relationships in related transactions between the Company's insiders and the Company, which under certain circumstances could better enable the Company's shareholders to assess the financial operations and policies of the Company. There may be a loss of prestige that being a reporting company provides. By ceasing to be a reporting company the Company incurs the potential loss of ease of valuation of stock where there is active trading of such shares on an established securities exchange (shareholders should note, however, that there has been no such active trading with the Company's Common Stock). There may be decreased liquidity due to the fact that there is a less public market for the Company's Common Stock. For a more detailed description of the disadvantages of the proposed Reverse Split, see the Section entitled "SPECIAL FACTORS/Conduct of the Company's Business After the Proposed Reverse Split."


     The Company is not likely to make use of any advantage (for example, being in a better position to sell securities through a public offering) that the Company's status as a reporting company may offer. Over the past ten years, the Company's shareholders have received only $.10 in dividends. Furthermore, the Company's stock is thinly traded. The Reverse Split and round up option provide the Company's shareholders with the option to either (1) exit the Company and receive fair value for their shares; or (2) continue their ownership in the Company with the hope of a return on their investment in the future. In addition, the Company incurs significant direct and indirect costs associated with compliance with SEC filing and reporting requirements imposed on reporting companies. Although it is not possible to place an annual economic cost on the potential liability of the Company and its insiders for inadvertent violations of certain provisions of the Exchange Act, these burdens are substantial, given current civil and criminal liability for violations of SEC Regulations. The Board of Directors believes that, for the reasons set forth above, elimination of these direct and indirect costs and other burdens are justified and in the best interests of the Company. For a more detailed description of alternatives to the Reverse Split, see the Sections entitled "SPECIAL FACTORS/ Recommendation of the Board of Directors."

     On the basis that: (i) the Company is contractually required to cause a reverse stock split to occur pursuant to the terms of the Transaction Agreements
(ii) the belief of the Board of Directors that the cost of being a "reporting company" is not economically justified as the Company's Common Stock is thinly traded; and
(iii) the Company does not presently anticipate raising capital through a public offering. The Board of Directors is presenting this transaction for a vote of the shareholders. A company with assets of over $10 million becomes a "reporting company" when its shareholders number 500 or more and it complies with applicable securities laws. To thereafter be allowed to become a "non-SEC reporting company" and cease reporting to the SEC, the number of shareholders must decline to less than 300. The proposed transaction is designed to result in the reduction of the number of the Company's shareholders to less than 300, so that the Company will no longer be required to be a reporting company. The Board of Directors voted in favor of the Reverse Split, and believes that the $3.35 per share price to be paid to participating shareholders is fair to both the recipients of cash and the remaining shareholders who will receive shares of New Stock or exercise the Round Up Option. The Board has thus determined that the Reverse Split is the most expeditious method of changing the Company's status from that of a reporting company to that of a non-SEC reporting company. See "SPECIAL FACTORS/Recommendation of the Board of Directors" and "Conduct of Company's Business After the Proposed Reverse Split."


FAIRNESS OPINION


     CONCLUSION. The Company has obtained a fairness opinion with respect to the Reverse Split transaction described herein, including the $3.35 per share Reverse Split purchase price, from Centerpoint Advisors, Inc., dated as of February 17, 1998 (the "Fairness Opinion"), which indicated that the proposed Reverse Split is fair from a financial point of view to the Company's shareholders.


     Centerpoint Advisors, Inc., was retained by the Company to express an opinion as to the fairness from a financial point of view of the Reverse Split, wherein the Company's Articles of Incorporation would be amended to effect a reverse split of the Company's issued and outstanding common, $0.10 par value per share stock (the "Common Stock"), on the basis that each 1,000 shares of Common Stock then outstanding will be converted into 1 share of common, $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares of Common Stock or any increment thereof (after being given an option to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share) being paid cash in exchange for their fractional shares at a price of $3.35 per share for each share outstanding immediately prior to such reverse split.

     SELECTION OF CENTERPOINT ADVISORS, INC. Centerpoint Advisors, Inc. was retained by the Company for purposes of determining whether the contractually determined $3.35 per share Reverse Split purchase price being offered to the Company's shareholders was fair from a financial point of view. No limitations were imposed by the Company with respect to the opinion rendered by Centerpoint Advisors, Inc.

     The Company formally engaged Centerpoint Advisors, Inc. in late December, 1997. In determining the valuation firm to be utilized, a number of factors were considered. The valuation firm chosen would have to be independent from the Company. In addition, the valuation firm chosen would need experience in providing stock valuation or fairness opinion reports for land development companies. The valuation firm should be familiar with other land development companies and the land development market in the area. The Company also desired an appraisal firm which was staffed by professionals with professional credentials directly related to the discipline of business appraisal. In addition, the valuation firm chosen should have provided expert testimony in the context of litigation-related company valuation matters. The cost of the valuation services to be provided was also considered. Centerpoint Advisors, Inc. met the Company's criteria.

     Centerpoint Advisors, Inc., located in Scottsdale, Arizona is a firm specializing in the valuation of businesses and business interests for purposes including mergers and acquisitions, gift and estate taxes, Employee Stock Ownership Plans, corporate and partnership re-capitalizations, dissolutions, and other objectives. The principals in Centerpoint Advisors, Inc. are experts in valuing privately held companies, and firms with publicly traded shares. Centerpoint Advisors, Inc. is familiar with other land development companies and the land development market in the area. Centerpoint Advisors, Inc. has provided expert testimony in the context of litigation-related business valuation matters. Centerpoint Advisors, Inc. performs numerous business valuations annually and was selected by the Company because of its expertise and experience in rendering fairness opinions as well as its familiarity with the land development business in which the Company operates.

     INFORMATION RELIED UPON BY CENTERPOINT ADVISORS, INC. In arriving at its opinion for the Company's shareholders, Centerpoint Advisors, Inc. considered: the nature and history of the enterprise; the economic outlook in general; the prospects for the industry and the market; earnings and cash flow trends; opportunities and risks to future earnings; book value; adjusted book value; general financial condition; management capability; dividend paying capacity; past transactions and the market for the Company's Common Stock; the marketability of the Common Stock; public companies in related lines of business; and other information which was deemed pertinent.

     In addition, Centerpoint Advisors, Inc., reviewed the following historical information:

          o Forms 10-KSB filed by the Company with the Securities and Exchange Commission for the years ending December 31, 1992 through December 31, 1996;

          o Forms 10-QSB for the first, second and third quarters of 1997, as amended, filed by the Company with the Securities and Exchange Commission;

          o Audited Financial statements of the Company for the six years ending December 31, 1996; and the Company's internally prepared interim financial statements for the nine months ending September 30, 1996 and 1997;

          o Notice of the Annual Meeting of Shareholders to be held on December 11, 1997 at 1:00 p.m., M.S.T., and related Proxy Statement;

          o Company's Annual Report to shareholders for the years 1992, 1993 and 1996;

          o American Energy Advisors, Inc., Estimated Reserves and Future Net Revenue Report, dated as of December 31, 1996;

          o Federal Income Tax returns for the Company for the six years ending December 31, 1996;

          o Internal financial statements for Tonaquint, Inc., for 1995, 1996 and 1997;

          o Telephone discussions, written correspondence and personal interviews with: John Fife, President, CEO and Chairman of the Board of the Company, Gerry Brown, Vice President and shareholder of the Company, Ladd Eldredge, Secretary, Treasurer and CFO of the Company, R. Dee Erickson, immediate past Chairman of the Board, and shareholder; Lyle D. Hurd, director, shareholder and former marketing manager, Stanford S. McConkie, MAI, and other individuals knowledgeable about southern Utah real estate and economic matters;

          o Real estate appraisal of property owned by the Company, prepared by Morley and McConkie of St. George, Utah, dated January 26, 1995;

          o Stock price and share volume history of the Company's common stock for the years 1994 through 1997;

          o   Moody's Investor's Service Information from the OTC Unlisted
              Manual;

          o   Marketing and other information prepared by the Company; and

          o Various economic and market data prepared by governmental and industry sources.

     Furthermore, Centerpoint Advisors, Inc. visited the business site of the Company in St. George, Utah, toured the Company's real estate properties, toured St. George and the surrounding county area. Centerpoint Advisors, Inc. also researched companies with publicly traded shares engaged in similar lines of business.

     ELEMENTS OF FAIR VALUE. In determining fair value, Centerpoint Advisors, Inc. took into consideration the elements listed in the Internal Revenue Service's Revenue Ruling 59-60, which provides guidelines for the valuation of companies. This pronouncement states that a sound valuation will be based upon the relevant facts, but the elements of common sense, informed judgment and reasonableness must enter the process of weighing those facts and determining their aggregate significance. Among the relevant factors to be considered are the following:

          o   The nature of the Company and its history since its inception;

          o The economic outlook in general and the condition of the land development business in particular;

          o The book value of the Common Stock and the Company's financial condition;

          o   The earnings capacity of the Company;

          o The dividend-paying capacity of the Company and the Company's history and prospects for paying dividends;

          o   Whether the Company has goodwill or other intangible value;

          o Sales of the Common Stock and the size of the block of stock to be valued;

          o The market price of stock of other corporations engaged in the same or similar lines of business having their stock actively traded in a free and open market, either in an exchange or over the counter market; and

          o   The marketability, or lack thereof, of the Common Stock.

     Valuation is ultimately a matter of informed judgment, based on a full consideration of all relevant data, as well as the purposes of the valuation.
In performing their valuation Centerpoint Advisors, Inc. considered several valuation methods in determining the fair value of the stock. In rendering their opinion, Centerpoint Advisors, Inc. did not discount the price per share based upon a lack of marketability or lack of control issues. As described later in this Section, indicated per share values for the Common Stock were determined under each valuation method. Centerpoint Advisors, Inc.'s analysis involved a review of the Company's operations and an estimate of the approximate investment value of the Common Stock. The two principal methods of estimating that value were Capitalized Cash Flow and Orderly Liquidation. Centerpoint Advisors, Inc. also considered book value. The following describes the valuation methods used by Centerpoint Advisors, Inc. in determining a range of fair values.

     BOOK VALUE. Book Value was derived by adding the reported shareholders' equity as of September 30, 1997 of $613,894 plus the Note Receivable from IMCC in the amount of $3,633,159 for a total of $4,247,053. The total of $4,247,053 is divided by 2,522,808, which figure represents the total number of shares outstanding, to equal a book value of $1.68 per share.

     CAPITALIZED CASH FLOW METHOD. This valuation method is based on the assumption that the Company's real estate value on a long term development basis is about $23 million. Using a fairly optimistic sell-out period of 15 years, the Company would be able to generate about $1.53 million per year in revenue from this source. After various costs and expenses, taxes, and royalty interests income, the Company is forecast to be capable of generating approximately $648,000 in cash flow annually. Capitalizing the annual cash flow at 15% results in a Company value of $4.3 million, or $3.00 per share based on 1,438,283 shares of common stock. This method does not include the shares underlying the IMCC Note receivables.

     ORDERLY LIQUIDATION METHOD. The Orderly Liquidation valuation method begins with the real estate value appraised in January, 1995 at $15,650,000, and it is assumed that a period of 18 months would be required to liquidate the assets. Deductions are made from appraised value for land sold in 1995 through 1997, a 10% decrease for market conditions, a 25% discount to induce developers and investors to acquire the properties for cash, and 5% for commissions and sales costs. Centerpoint Advisors, Inc.'s calculations derive real estate liquidation value estimated to be near $9 million. To this is added the value of Royalty Interests (estimated to be worth $625,000), and other assets of the business calculated by Centerpoint Advisors, Inc. to be approximately $220,000 (Working Capital, and equity in related partnership real estate), and finally the Note Receivable from IMCC. The total value of these assets is approximately $13.5 million. Deducting debt of approximately $287,000 and potential liabilities of $400,000 (for ongoing remediation of the Service Station Limited Partnership #2 property, litigation expenses, and other items), shareholder equity is $12.8 million. Finally, it is necessary to deduct operating expenses for 18 months during liquidation ($450,000) and taxes of 40% on $9.5 million of real estate gains ($3,800,000). Estimated net liquidation value is therefore $8,578,012 or $3.40 per share. Because the proceeds will not be received for 18 months under this scenario, it is necessary to discount the per share price to a present value. Assuming than an investor would require a 15% rate of return, the present value is $2.76 per share.

     Centerpoint Advisors, Inc. also considered the market price of the Common Stock, which has been between $.25 per share and $1.25 per share during 1997. Research indicates that there has been no public sale of stock for cash of more than $1.50 per share during the past two years.

Based on these estimated indications of value, the following valuations were made:


     VALUATION METHOD                    PER SHARE ($)
     ----------------                    -------------
     Book Value 10/1/97                         1.68
     Orderly Liquidation Value                  2.76
     Capitalized Cash Flow Value                3.00
     Actual Market Price                  .25 - 1.25


     DETERMINATION OF FAIR VALUE. Utilizing the valuation methods discussed above, Centerpoint Advisors, Inc. determined as of February 17, 1998, various per share values ranging from $.25 to $3.00, unadjusted for marketability/liquidity/control discounts.


     AVAILABILITY OF REPORT. A copy of Centerpoint Advisors, Inc.'s fairness opinion is included as Exhibit b to this Schedule 13e-3 and Preliminary Proxy Statement. The summary set forth above does not purport to be a complete description of Centerpoint Advisors, Inc.'s written analysis; and selecting portions of Centerpoint Advisors, Inc.'s analysis, without considering all factors found in its analysis could create an incomplete view of the process underlying Centerpoint Advisors, Inc.'s fairness opinion.

     For its services, Centerpoint Advisors, Inc. will be paid a fee of approximately $15,000, in addition to certain out-of-pocket expenses.


     Jeff Wright, a principal of Centerpoint Advisors, Inc., owns approximately 2,000 shares or .08% of the Company's Common Stock. Jeff Wright, a former principal of Brown-Wright & Associates, rendered a fairness opinion for the Company with respect to the IMCC stock acquisition, in July, 1996. Brown-Wright & Associates received approximately $15,000 in compensation for rendering those services. Except as disclosed above, neither Centerpoint Advisors, Inc., nor any of its employees or affiliates, has had any material financial, equity or other relationship within the past two years with the Company or any of its affiliates, nor is any material relationship contemplated.


RECOMMENDATION OF THE BOARD OF DIRECTORS


     After careful consideration of the Transaction Agreements and the background of the Company's reporting status and the advantages and disadvantages of deregistration and the terms of the Reverse Split, the Board of Directors believes that the Reverse Split, is fair to, and in the best interests of, the shareholders of the Company who will receive the Cash Consideration as well as those who will receive shares of New Stock or exercise the Round Up Option. The Board of Directors recommends that the shareholders vote FOR approval and adoption of the Reverse Split as embodied in the Amendment. The Board of Directors and each executive officer of the Company who owns shares of Common Stock has advised the Company that he or she intends to vote his or her shares in favor of the Reverse Split.


     In reaching their determination that the Reverse Split is fair to, and in the best interests of, the shareholders and in reaching the recommendation that the shareholders vote for approval and adoption of the Reverse Split, the Board of Directors considered the following:


     (i) the contractual obligations of the Company set forth in the Transaction Agreements which require that the Company execute a 1,000 to 1 reverse stock split at a purchase price of $3.35 per share. The court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director of the Company at the time and shareholder of the Company), Gerard E. Morgan, John C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved;

     (ii) the purchase price of $3.35 per share paid by IMCC with respect to its acquisition of a 50.5% interest in the Company on July 3, 1996 which $3.35 per share purchase price was offered by IMCC among other terms in its Letter of Intent to the Company, and accepted by the Board of Directors through arms-length negotiations with no additional negotiations on that issue. For a more detailed description of the history of the $3.35 purchase price and its approval see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Reverse Split;"

         (iii) the purchase price of $3.35 per share paid by the Company in the redemption of Anne Morgan and Victoria Morgan's shares, pursuant to the 1996 Settlement Agreement on July 3, 1996, which $3.35 per share purchase price was offered by the Company in the 1996 Settlement Agreement and accepted by the parties thereto through arms-length negotiations. The court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director of the Company at the time and shareholder of the Company), Gerard
                 E. Morgan, John C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved.


         (iv) each of the directors' knowledge of and familiarity with the Company's business prospects, financial condition and current business strategy;

         (v) the information with respect to the financial condition, results of operations, assets, liabilities, business and prospects of the Company and current real estate industry economic and market conditions;

         (vi) the opportunity presented by the Reverse Split for Small-Lot Shareholders to liquidate their holdings at a price substantially above market trades and without incurring brokerage costs, particularly given the absence of an active market for the Common Stock reflective of the Company's operations and earnings potential;


         (vii) the opportunity for Small-Lot Shareholders who wished to continue to be shareholders of the Company to elect to exercise the Round Up Option at a purchase price of $3.35 per share, which offer was also made available to fractional shareholders;


         (viii) the future cost savings that will inure to the benefit of the Company and its continuing shareholders as a result of the Company deregistering its stock under the Exchange Act; and

         (ix) The Company has obtained a fairness opinion with respect to the Reverse Split transaction, including the $3.35 per share Reverse Split purchase price, from Centerpoint Advisors, Inc., dated as of February 17, 1998 (the "Fairness Opinion"), which indicated that the proposed Reverse Split is fair from a financial point of view to the Company's shareholders. For a more detailed description of the Fairness Opinion, see the Section entitled, "SPECIAL FACTORS/ Fairness Opinion," and in order to review the Fairness Opinion see Exhibit b.

        Furthermore, the Board of Directors considered the Company's business, its current business strategy and prospects and current real estate industry
economic and market conditions.   The Board of Directors has discussed the
saturation of the St. George, Utah real estate market. The time required to develop and sell the Company's real estate assets and turn a non-liquid asset into a liquid one could be substantial. There have been limited opportunities for the Company's shareholders to receive dividends or fair value for their shares on the market. The Reverse Split provides the Company's minority shareholders (both affiliated and non-affiliated) with the option to either (a) liquidate their fractional shares at a price substantially above the market trade and without incurring brokerage costs, or (b) continue as shareholders of the Company by electing to exercise the round-up option at a purchase price of $3.35 per share. The Board believes that the financial terms of the Reverse Split are fair both to shareholders who will receive shares of New Stock and to shareholders who will receive the Cash Consideration because: (i) the price to be paid to certain shareholders who will receive the Cash Consideration is fair, and (ii) the Company will realize cost-savings in its cessation as a reporting company under the Exchange Act. (See "SPECIAL FACTORS/Reasons for the Proposed Reverse Split.")

        The Company is contractually required to carry out the Reverse Split at $3.35 per share. The 1996 Settlement Agreement which required the Reverse
Split was reviewed by the court in the Second State Action. For a more detailed description of the history of the Reverse Split, see the Section entitled "SPECIAL FACTORS/Reasons for the Proposed Reverse Split." Therefore, the Company has not engaged in a formal valuation of the $3.35 purchase price in conjunction with the Reverse Split. However, the $3.35 per share purchase price exceeds the fourth quarter of 1997 market trading price of $.875 per share. In fact the $3.35 per share purchase price is higher than any price at which the stock was traded over the past three years, except for a $4.00 market trading price in the first quarter of 1995. Subsequent to final court approval of the Transaction Agreements, the Company did not consider the Company's net book value, going concern value or liquidation value for the reasons stated above. IMCC acquired fifty and five/tenths percent (50.5%) of the Company's Common Stock at $3.35 per share, on July 3, 1996, which is equal to the purchase price being offered in the Reverse Split. Furthermore, the Company, pursuant to the 1996 Settlement Agreement, purchased Anne and Victoria Morgan's shares at $3.35 per share on July 3, 1996, which purchase price is equal to the one being offered in the Reverse Split. The Company has obtained a fairness opinion with respect to the Reverse Split transaction, including the $3.35 per share Reverse Split purchase price, from Centerpoint Advisors, Inc., dated as of February 17, 1998 (the "Fairness Opinion"), which indicated that the proposed Reverse Split is fair from a financial point of view to the Company's shareholders. For a more detailed description of the Fairness Opinion, see the Section entitled, "SPECIAL FACTORS/ Fairness Opinion," and in order to review the Fairness Opinion see Exhibit b. The Reverse Split requires the approval of a majority of the Common Stock of the Company. IMCC holds fifty and five/tenths percent (50.5%) of the Company's Common Stock and it has indicated that it intends to vote in favor of the Reverse Split. The directors have not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for the purpose of negotiating the Reverse Split and preparing a report concerning the fairness of such a transaction. Non-employee directors David Fife, Lyle Hurd, Stuart B. Peterson and Gregory White voted in favor of the Reverse Split.



     The Board of Directors determined that the terms of the Reverse Split are procedurally and substantively fair to shareholders because: (i) the transaction has been structured as a result of arms-length negotiations as embodied in the Transaction Agreements, (ii) the court in the Second State Action reviewed and considered the 1996 Settlement Agreement, the Stock Purchase Agreement and the 1993 Settlement Agreement, written memoranda submitted by various parties and other comments and objections and ordered that: (1) the notice given pursuant to Rule 23.1 of the applicable rules of civil procedure for the State of Utah was adequate, fair and proper; (2) the procedural and substantive objections of Jenny T. Morgan (a director of the Company at the time and shareholder of the Company), Gerard E. Morgan, John C. Morgan and Karen J. Morgan be overruled; (3) the 1996 Settlement Agreement was fair, adequate and reasonable; (4) the Petition to Terminate the 1993 Settlement Agreement was fair, adequate and reasonable; and (5) the 1996 Settlement Agreement and Petition to Terminate the 1993 Settlement Agreement was approved, (iii) the requirement that the holders of at least a majority of the shares entitled to vote on the Reverse Split must approve the transaction, and (iv) the Company has obtained a fairness opinion with respect to the Reverse Split transaction, including the $3.35 per share Reverse Split purchase price, from Centerpoint Advisors, Inc., dated as of February 17, 1998 (the "Fairness Opinion"), which indicated that the proposed Reverse Split is fair from a financial point of view to the Company's shareholders. For a more detailed description of the Fairness Opinion, see the Section entitled, "SPECIAL FACTORS/ Fairness Opinion," and in order to review the Fairness Opinion see Exhibit b. Approval by a majority of the non-affiliated shareholders is not required to effect the Reverse Split. IMCC a majority shareholder of the Company has indicated to the Board that it intends to approve the transaction. The transaction is also structured so that each of the Small-Lot Shareholders may elect to remain a shareholder by purchasing from the Company the additional shares of Common Stock necessary to increase the shareholder's holdings to the equivalent of 1,000 shares of Common Stock such that any Small-Lot Shareholder would not be "cashed out" as a result of the Reverse Split. Furthermore, by Board resolution, the Company has granted Small-Lot Shareholders and fractional shareholders the right to exercise dissenters rights as set forth in Part 13 of the Utah Business Act for said fractional shares.

     In view of the circumstances and the wide variety of factors considered in connection with its evaluation of the fairness of the Reverse Split, the Board did not find it practicable to assign relative weights to the factors considered in reaching its determination that the Reverse Split was fair to, and in the best interests of, the shareholders. The Company's Board of Directors considered and voted upon the Reverse Split as a group. No special committees were formed. The Reverse Split has been approved by the Company's Board of Directors. For a description of insider ownership following the Reverse Split, see the table on page 40 of the Proxy Statement.


INTERESTS OF CERTAIN PERSONS AND POTENTIAL CONFLICTS OF INTEREST


     In considering the recommendation of the Board of Directors with respect to the Reverse Split, shareholders should be aware that the Company's directors and executive officers have interests which may present them with conflicts of interest in connection with the Reverse Split. Specifically, two of the directors and two of the executive officers of the Company own Common Stock and, after the Reverse Split, all will exchange such shares for shares of New Stock if the Reverse Split is approved by the shareholders. In addition, the equity percentage ownership of all shareholders remaining after the Reverse Split will most likely be increased. Thus, directors and executive officers, in addition to all other shareholders who remain shareholders after the Reverse Split, may realize an increase in their relative equity ownership of the Company. (See "VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF"). Furthermore, these remaining shareholders, except for IMCC, shall have the opportunity to increase their shareholdings by participating in the Returned Shares Option. (See "PROPOSED REVERSE SPLIT/Summary of Proposed Reverse Split and Purchase of Returned Shares"). Finally IMCC possesses a ten year option which enables it to maintain its 50.5% ownership interest in the Company following the Reverse Split. (See "SPECIAL FACTORS/IMCC Transaction and Settlement Agreements"). Other than the stock ownership the directors and executives officers have in the Company, there are no special relationships or transactions between the Company and any of its officers or directors with respect to the Reverse Split. For a description of insider ownership following the Reverse Split, see the table on page 40.


CONDUCT OF THE COMPANY'S BUSINESS AFTER THE PROPOSED REVERSE SPLIT

     After the Reverse Split, the Company expects to conduct its business and operations in the same manner as is currently being conducted by the Company. If the Reverse Split is consummated, Small-Lot Shareholders who do not exercise the Round Up Option will no longer have any interest in, and will not be shareholders of the Company.

     As a result of the Reverse Split, the Company is expected to become a non-SEC reporting company. In that case, the registration of New Stock under the Exchange Act will then be terminated. In addition, because the New Stock would not be registered, the Company would be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its executive officers, directors and shareholders owning more than 10% of New Stock would be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Short swing profits are profits made by an insider through a prohibited sale or other disposition of corporate stock within six months after purchase. Furthermore, the Company would no longer be subject to the periodic reporting requirements of the Exchange Act and would cease filing information with the SEC. Among other things, the effect of this change would be a direct and indirect cost savings to the Company in not having to comply with the requirements of the Exchange Act. However, this change would also mean that less information would be publicly available concerning the Company and its executive officers, directors and five percent (5%) or more shareholders.


     If the Reverse Split is effected (and no Small-Lot Shareholders and no fractional shareholders Round Up) and no remaining shareholders purchase Returned Shares, the executive officers and directors of the Company will beneficially own approximately 50.66% of the Company's outstanding New Stock. As of November 17, 1997, such individuals beneficially owned approximately 52.16%. See "VOTING REQUIREMENTS AND PRINCIPAL HOLDERS THEREOF/Security Ownership of Management."


PERSONS AND ASSETS EMPLOYED, RETAINED OR UTILIZED


     The Company has not employed any additional personnel with respect to the Proxy and Rule 13e-3 transactions.


FINANCING THE PROPOSED REVERSE SPLIT

     The Company has incurred or estimates the incurrence of the following expenses in connection with the Reverse Split:


               Filing fees                             $    500
               Accounting fees                           15,000
               Legal fees
               Fairness Opinion                          15,000
               Solicitation and
                   printing fees                           [400]
               Miscellaneous and
                   administrative expenses               20,000

                        Total estimated fees
                        and expenses                   $_______


     The Company has paid/or will be responsible for paying all of these expenses with its working capital.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     As of November 19, 1997, the following shareholders were the only beneficial owners, known to management of the Company, of more than five percent (5%) of the Company's outstanding Common Stock:




-----------------------------------------------------------------------------

                      UTAH RESOURCES INTERNATIONAL, INC.
                       5% OR GREATER BENEFICIAL OWNERS
                            AS OF NOVEMBER 19, 1997

-----------------------------------------------------------------------------
                          NUMBER OF SHARES AND
NAME AND ADDRESS OF           NATURE OF                PERCENT OF COMPANY
BENEFICIAL OWNER           BENEFICIAL OWNER            SHARES OUTSTANDING
-----------------------------------------------------------------------------
Inter-Mountain Capital        1,275,912                      50.5%
Corporation(1)

Mark Technologies              326,310                        13%
Corporation(2)
=============================================================================


(1) John Fife, director, President, CEO and Chairman of the Board of the Company, is the sole shareholder of Inter-Mountain Capital
     Corporation.

(2) Mark G. Jones, former director of the Company, holds 100 shares individually and an additional 326,210 in his capacity as the controlling shareholder of Mark Technologies Corporation.


SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth, as of November 19, 1997, the shares of Common Stock beneficially owned by (i) each director of the Company, (ii) the Company's Chief Executive Officer and the Company's other executive officers as a group. This information is based on public filings made with the Securities and Exchange Commission through November 19, 1997 and certain information supplied to the Company by the persons listed below. The persons named below have sole voting and investment power with respect to all shares owned, unless otherwise noted.

                      UTAH RESOURCES INTERNATIONAL, INC.
       COMMON STOCK OWNERSHIP BY DIRECTORS AND NAMED EXECUTIVE OFFICERS
                            AS OF NOVEMBER 19, 1997






============================================================================================================
                                                            BEFORE STOCK SPLIT        AFTER STOCK SPLIT*
------------------------------------------------------------------------------------------------------------
                                                                       PERCENT OF                 PERCENT OF
                                                        NUMBER OF     OUTSTANDING  NUMBER OF     OUTSTANDING
NAME OF BENEFICIAL               POSITION                SHARES         SHARES       SHARES        SHARES
OWNER
------------------------------------------------------------------------------------------------------------
David Fife                       Director                  0              0%           0             0%
------------------------------------------------------------------------------------------------------------
John Fife, as the sole           Director,            1,275,912(1)       50.5%       1276**         52%
shareholder of IMCC              Chief
                                 Executive
                                 Officer,
                                 President and
                                 Chairman of
                                 the Board
------------------------------------------------------------------------------------------------------------
Lyle Hurd                        Director               2,000(2)          .08%        2(3)         .08%
------------------------------------------------------------------------------------------------------------
Stuart B. Peterson               Director                   0               0%        0              0%
------------------------------------------------------------------------------------------------------------
Gregory White                    Director                   0               0%        0              0%
------------------------------------------------------------------------------------------------------------
Gerry Brown                      Vice President          2,000(2)         .08%          2(3)       .08%
------------------------------------------------------------------------------------------------------------
Ladd Worth Eldredge              CFO,                       0               0%          0            0%
                                 Secretary
                                 (and Treasurer)
------------------------------------------------------------------------------------------------------------
DIRECTORS AND                    Directors &            1,279,912       50.66%        1,280      52.16%
OFFICERS AS A                    Officers
GROUP                            (7 persons)
------------------------------------------------------------------------------------------------------------
                         SEE FOLLOWING PAGE FOR NOTES
------------------------------------------------------------------------------------------------------------
*  Assumes No Small-Lot Shareholder exercises the Round Up Option, and no remaining shareholder elects to purchase the Returned Shares.
** Assumes that Round Up Option is exercised by fractional shareholder.
(1)  IMCC also holds a ten year option to purchase 150,000 or more additional shares of stock, so as to maintain its 50.5% interest in the Company
(2)  Lyle Hurd and Gerry Brown each contend that he was granted an option for
25,000 shares pursuant to the Share Exchange Agreement.  There is a dispute as to whether the option was granted.  This issue will be resolved following an investigation in the coming year.
(3)  In the event the proposed reverse split is effected, each of these individuals will be granted an option to purchase additional shares of the
Company's stock pursuant to the terms of the Returned Shares Option.  For a more detailed description of the Returned Shares Option, See "PROPOSED REVERSE
SPLIT/Summary of Proposed Reverse Split and Purchase of Returned Shares."
============================================================================================================

                               FINANCIAL MATTERS

ACCOUNTING TREATMENT

     In connection with the Reverse Split, the payment of cash to Small-Lot Shareholders (and holders of fractional shares of New Stock receiving cash in lieu of fractional shares) will be treated as a repurchase of outstanding stock of the Company. The repurchased stock will be recorded as treasury stock which will result in a reduction of stockholders' equity. In addition, the Amendment will result in the par value per share of the Company's common stock increasing from $.10 to $100.00 and a reduction in the number of authorized shares of such stock from 5,000,000 to 5,000.

FEDERAL INCOME TAX CONSEQUENCES

     The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. The federal income tax consequences to any particular shareholder may be affected by matters not discussed below. There also may be state, local or foreign tax considerations applicable to each shareholder.

     THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR AS TO THE MATTERS DISCUSSED HEREIN AND ANY ADDITIONAL FEDERAL AND ALL STATE, LOCAL OR FOREIGN TAX CONSEQUENCES THAT COULD RESULT FROM THE SUBJECT TRANSACTION.

         (i) The Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code and the Company will not recognize gain or loss as a result of the Reverse Split.

         (ii) A shareholder who receives cash in lieu of fractional shares of Common Stock will be treated as if the Company had issued fractional shares to him and then immediately redeemed such shares for cash. Such shareholder should recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the adjusted basis of his stock allocable to such redeemed shares. Such gain or loss will generally be capital gain or loss if such shareholder's stock was held as a capital asset, and any such capital gain or loss will generally be long-term capital gain or loss to the extent such shareholder's holding period for his stock exceeds twelve months.

         (iii) A shareholder who owns more than 1,000 shares in the aggregate immediately before the Reverse Split will not recognize a gain or loss in respect of the exchange of shares of Common Stock for shares of New Stock. In the aggregate, the shareholder's basis in the shares of New Stock will equal the holder's adjusted basis in the shares of Common Stock, less the portion of the adjusted basis attributable to any fractional shares for which the shareholder received cash from the Company.

      (iv) Any shareholder who purchases fractional shares of Common Stock pursuant to the Round Up Option will not recognize a gain or loss on the acquisition of such shares. The amount paid for such shares will be the holder's initial cost basis in the fractional shares purchased.

     Notwithstanding the foregoing, the federal tax laws significantly limit the deductibility of capital losses. For corporate taxpayers, capital losses can be deducted only to the extent of capital gains. For individual taxpayers, capital losses are similarly deductible up to the extent of the capital gains, but may further be deductible up to a maximum of $3,000 in any one taxable year. Carryovers and carrybacks of unused capital losses to other taxable years may be permitted in certain limited circumstances. Additionally, the ultimate tax consequences to a shareholder may be effected by the provisions regarding taxes resulting from alternative minimum taxable income.

FINANCIAL STATEMENTS

     See Pages F-1 to F-17 for the Company's audited consolidated balance sheets as of December 31, 1995, and related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1996.

     See Pages Q-1 to Q-7 for the Company's unaudited consolidated balance sheets as of December 31, 1996 and comparative year-to-date statements of operations, stockholders' equity, and cash flows for the twelve months ended December 31, 1996.

     See Page S-1 for the Company's book value per share as of December 31, 1995 and September 30, 1996.

OTHER MATTERS

         Management knows of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

         The Company shall provide, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such requests, a copy of any and all of the information that has been incorporated by reference in this proxy statement. Please contact Bekky LeVanger at (801) 628-8080 or Ladd Eldredge at (801) 628-8080 with any oral
requests and                            at Utah Resources International, Inc.,
297 West Hilton Drive, Suite #4, St. George, Utah 84770 with any written requests.




                                  By order of the Board of Directors



                                  John Fife
                                  Director, Chairman of the Board and President

                                    EXHIBITS


Exhibit 1:  Amendment to Articles of Incorporation

Exhibit b:  Fairness Opinion Issued by Centerpoint Advisors, Inc., dated as of
            February 17, 1998

Exhibit e:  Part 13 of the Utah Business Corporation Act

                                   EXHIBIT 1


                           ARTICLES OF AMENDMENT TO
                         ARTICLES OF INCORPORATION OF
                      UTAH RESOURCES INTERNATIONAL, INC.

To the Secretary of State:

         Pursuant to the provisions of the Utah Business Corporation Act,
Section 16-10a-1003, the undersigned corporation hereby amends its Articles of Incorporation, and for that purpose submits the following statement:

         (1) The name of the corporation is: Utah Resources International, Inc.;

         (2)     The text of each amendment adopted is:

         The Articles of Incorporation of Utah Resources International, Inc. (the "Company"), are hereby amended as follows. Article Fourth of the Company's Articles of Incorporation is hereby deleted and replaced with the following:

                 FOURTH. THAT THE TOTAL AUTHORIZED CAPITAL STOCK OF THIS CORPORATION IS FIVE HUNDRED THOUSAND DOLLARS ($500,000) DIVIDED INTO 5,000 SHARES OF THE COMMON CAPITAL STOCK WITH A PAR VALUE OF ONE HUNDRED DOLLARS ($100) PER SHARE. SHAREHOLDERS SHALL HAVE NO PREEMPTIVE RIGHTS TO ACQUIRE ADDITIONAL SHARES OF THIS CORPORATION.

         The manner (if not set forth in the amendment) of implementation of any exchange, reclassification, or cancellation of issued shares is as follows:

         Immediately prior to the filing of the Articles of Amendment, the total number of shares of all classes of stock which the Company has authority to issue is 5,000,000 shares of common, $.10 par value per share stock (the "Common Stock"). As of _____ p.m., on the date of the filing of this Amendment with the Secretary of State of Utah (the "Filing Date"), and subject to majority approval by the Company's shareholders, each 1,000 shares of common, $.10 par value per share stock then outstanding shall be converted into one share of common $100.00 par value per share stock of the Company (the "New Stock"), with shareholders holding fewer than 1,000 shares or any increment thereof (the "Fractional Shareholders") being given the option to either (A) receive cash in lieu of fractional shares of stock, or (B) purchase from the Company that portion of fractional shares of the Common Stock needed to increase their share holdings to the next one whole share of New Stock (the "Reverse Split"). The Company will then have 5,000 authorized shares of common, $100.00 par value per share stock. The Reverse Split is designed to result in reducing the number of the Company's shareholders to less than 300, so that the Company will no longer be required to be an SEC-reporting company. These Articles of Amendment will not effect a change in the amount of stated capital in the Company.

         Fractional Shareholders who do not elect to round up their holdings at least ten days prior to ______________ __, 1998 (the "Special Meeting Date") will have their fractional shares automatically converted into the right to receive cash in lieu of the fractional shares of New Stock otherwise issuable to such holder at $3.35 per share.

         Fractional shareholders who do elect to round up their holdings to aggregate one whole share of New Stock at least ten days prior to the Special Meeting Date will, on the Special Meeting Date, have their then whole shares of Common Stock automatically converted into shares of New Stock.

         Holders of record of 1,000 or more shares of Common Stock on _________ __, 1998 (the "Record Date") will have their shares automatically converted after the Reverse Split into the number of whole and fractional shares of New Stock equal to the number of shares of Common Stock outstanding and held by them on the Record Date, prior to the Effective Date divided by 1,000.


         Amendment's Adoption:


         The Company's Board approved the Amendment on January 22, 1997, which action was ratified by a ____________ of the Board of Directors on, _______________ ___, 1998 the Shareholders approved the Amendment at their Annual Meeting on ______________ __, 1998, to be effective immediately.


         There are approximately 2,522,808 issued shares of the Company's stock. Of this, at least 1,275,912 or 50.5% was voted in favor of the Amendment, which was sufficient for its approval.

Dated as of______________

                                  UTAH RESOURCES INTERNATIONAL, INC.

                                  ________________________________________
                                  John Fife, President and CEO

                                                                  EXHIBIT b





                               Fairness Opinion

                         UTAH RESOURCES INTERNATIONAL
                             Reverse Stock Split

                               February 17,1998





                          CENTERPOINT ADVISORS, INC.
                        9449 N. 90th Street, Suite 108
                             Scottsdale, AZ 85258
                                (602) 657-6220

                      [CENTERPOINT ADVISORS LETTERHEAD]



                                FAIRNESS OPINION


February 17, 1998


Mr. John Fife, Chairman
Board of Directors
Utah Resources International, Inc.
360 East Randolph Street Suite 2401
Chicago, Illinois 60601

      You have requested our opinion as to the fairness, from a financial point of view, to the common stock shareholders of Utah Resources International, Inc.
(URI) of the terms of the proposed Reverse Stock Split as described in the corporate Annual Report for year-end 1996 and the Proxy Statement for the Shareholders Meeting on December 11, 1997. Under terms of the proposal, shareholders owning less than 1,000 shares, or any increment thereof, will be offered $3.35 per share in cash to redeem their shares. If the cash offer is not accepted, a shareholder can elect to round up to 1,000 shares by providing notice to the company and purchasing additional shares. Furthermore, under terms of the Reverse Stock Split, shareholders holding 1,000 shares or any increment thereof would receive one new share for each one thousand shares held. URI is planning to become a non-SEC reporting company.

      Centerpoint Advisors, Inc. is a firm specializing in the valuation of businesses and business interests for purposes including mergers and acquisitions, gift and estate taxes, Employee Stock Ownership Plans, corporate and partnership re-capitalizations, dissolutions and other objectives. The principals in Centerpoint Advisors are experts in valuing privately held companies, and also in analyzing firms with publicly traded shares.

      In arriving at our opinion for URI shareholders, we have considered: the nature and history of the enterprise; the economic outlook in general; the prospects for the industry and the market; earnings and cash flow trends; opportunities and risks to future earnings; book value; adjusted book value; general financial condition; management capability; dividend paying capacity; past transactions and the market for URI's common stock; the marketability of the shares; public companies in related lines of business; and other information which was deemed pertinent.

Utah Resources International, Inc.
February 17, 1998
Page 2



      Specific documents and information relied upon in arriving at our opinion include:

 1. Forms 10-KSB filed with the Securities and Exchange Commission by Utah Resources International, Inc. for the years ending December 31, 1992, through December 31, 1996, and the 10-QSB for the first, second and third quarters of 1997;

 2. Audited financial statements of Utah Resources International, Inc., for the six years ending December 31, 1996; and the company's internally prepared interim financial statements for the nine months ending September 30, 1996 and 1997;

 3. Federal Income Tax returns of Utah Resources International, Inc. for the six years ending December 31, 1996;

 4. Corporate Annual Report to shareholders for the years 1992, 1993, and 1996;

 5. Notice of Annual Meeting of Shareholders To Be Held on December 11, 1997 at 1:00 PM MST, and related Proxy Statement;

 6. Telephone discussions, written correspondence and interviews with: John Fife, President, CEO, Chairman of the Board, and shareholder; R. Dee Erickson, Immediate Past Chairman of the Board, and shareholder; Gerry T. Brown, Vice President, and shareholder; Ladd Eldredge, Secretary, Treasurer and Chief Financial Officer; Lyle D. Hurd, Director, shareholder, and former marketing manager; Stanford S. McConkie, MAI; and other individuals knowledgeable about southern Utah real estate and economic matters;

 7. Real estate appraisal of property owned by URI, prepared by Morley & McConkie of St. George, Utah, dated January 26, 1995;

 8. Stock price and trading volume history of URI common stock for the years 1994 through 1997;

 9. Moody's Investor's Service information from the OTC Unlisted Manual for 1995 and 1997.

10.   Marketing and other information prepared by URI;

11. Various economic and market data prepared by governmental and industry sources; and

12. American Energy Advisors, Inc. Estimated Reserves and Future Net Revenue Report, dated as of December 31, 1996.

      In addition, we visited the business site of the company in St. George, Utah, toured URI's real estate properties, and toured the city and surrounding Washington County area. We also researched companies with publicly traded shares that are in similar lines of business.

      Our study involved analysis of URI's operations and an estimate of the approximate investment value of the corporate shares. The two primary methods of estimating that value were Capitalized Cash Flow and Orderly Liquidation. We also considered book value.

      Book value was derived by adding the reported stockholders' equity as of September 30, 1997, in the amount of $613,894, and the Note Receivable from Inter-Mountain Capital Corporation (IMCC) in the amount of $3,633,159, for a total of $4,247,053. Dividing the total $4,247,053 by 2,522,808, which represents the total number of shares outstanding, a book value of $1.68 per share is derived.

      The Capitalized Cash Flow method is based on the assumption that URI's real estate value on a long-term development basis is about $23 million. Using a fairly optimistic sell-out period of 15 years, URI would be able to generate about $1.53 million per year in revenue from this source. After various costs and expenses, taxes and royalty income, URI is forecast to be capable of generating

Utah Resources International, Inc.
February 17, 1998
Page 3



approximately $648,000 in cash flow annually. Capitalizing the annual cash flow at 15% results in a company value of $4.3 million. This amount converts to $3.00 per share based on 1,438,283 shares of common stock. This method does not include the shares underlying the IMCC Note Receivable.

      The Orderly Liquidation method begins with the real estate value appraised in January, 1995, at $15,650,000, and it is assumed that a period of 18 months would be required to liquidate the assets. Deductions are made from appraised value for land sold in 1995 through 1997, a 10% decrease for market conditions, a 25% discount to induce developers and investors to acquire the properties for cash, and 5% for commissions and sales costs. Our calculations derive real estate liquidation value estimated to be near $9 million. To this is added the value of royalty interests (estimated to be worth $625,000), other assets of URI calculated by us to be approximately $220,000 (Working Capital, and equity in real estate owned by a related partnership), and the Note Receivable from IMCC. The total value of these assets is about $13.5 million. Deducting debt of some $287,000, and potential liabilities of $400,000 (ongoing remediation of the Service Station Limited Partnership #2 property, and corporate litigation expenses), stockholder equity is $12.8 million. Finally, it is necessary to deduct operating expenses for 18 months during liquidation ($450,000), and taxes of 40% on $9.5 million of real estate gains ($3,800,000). The net liquidation value is estimated at $8,578,012, or $3.40 per share. Because the proceeds would not be received for 18 months under this scenario, it is necessary to discount the per share price to a present value. Assuming that an investor would require a 15% rate of return, the present value is $2.76 per share.

      We also considered the market trading price of the stock, which was between twenty five cents per share and $1.25 per share during 1997. Our research indicates that there were no public sales of stock for cash of more than $1.50 per share in the past two years.

      Based on these estimated indications of value, the following was found:


                                               Per Share ($)
                Book Value 10/1/97                1.68
                Orderly Liquidation Value         2.76
                Capitalized Cash Flow Value       3.00
                Actual Market Price Range      .25 - 1.25


Utah Resources International, Inc.
February 17, 1998
Page 4




      After our study of the company, and the analysis of this information on prices and values, it was determined that the proposed Reverse Stock Split price of $3.35 per share is reasonable and fair to the shareholders of URI. We also considered perspectives on fairness which are provided by other sources, including the following:


      Per Weinberger v. UOP considerations:

              Market Value - $.25-$1.25/share
              Asset Value - $2.76/share
              Dividends - nil
              Earnings Prospects - very poor
              Nature of Enterprise - speculative, volatile
              Other Pertinent Factors - new CEO, weak real estate market Future Prospects - poor, based on past results

              CONCLUSION: PROPOSED TRANSACTION IS FAIR.


      Per Simpson considerations: "The Emerging Role of the Special Committee - Ensuing Business Judgment Rule Protection in Context of Management LBO & Other Corporate Transactions Involving Conflicts of Interest", 43 Business Law 665, 672 (1988).


              Current business conditions at URI:
                     A. Historic financial results - very poor
                     B. Present financial condition - poor
                     C. Cash flow and income projections - poor
                     D. Stock performance historically - very poor
                     E. Ability to fund expenditures - poor
                     F. R&D, new products - very poor
                     G. Market and replacement value of assets - good
                     H. Depth of management - small management team

              CONCLUSION: PROPOSED TRANSACTION IS FAIR.


      It should be noted that it was necessary to use a number of estimates in this study because corporate administrative practices have not produced consistent information with reliable detail over the years. However, the lack of extensive detailed financial information does not limit the validity of the conclusions in this study. The issues most important to the value of the common stock are the underlying real estate assets, the low market trading price, and the history of internal dissension and litigation. These issues have been carefully analyzed to provide a sound basis for the conclusion reached herein.

Utah Resources International, Inc.
February 17, 1998
Page 5




      Based on our analysis of the factors deemed relevant, it is our opinion that the proposed Reverse Stock Split price of $3.35 per share is fair from a financial point of view to the shareholders of Utah Resources International, Inc.


Centerpoint Advisors, Inc.


by /s/ JEFFREY P. WRIGHT
  -------------------------------
   Jeffrey P. Wright, ASA, CFA

Utah Resources International__________________________________February 17, 1998


                       UTAH RESOURCES INTERNATIONAL, INC.
                                VALUATION METHODS


VALUATION ESTIMATE 1:  ORDERLY LIQUIDATION



Real Estate Value:
       Per appraisal 1/1/95                                               $15,650,000
       Sales during 1995 - 1997                                          -  1,556,135
                                                                           14,093,865
       Less 10% for market conditions                                    -  1,409,387
                                                                         ------------
                                                                           12,684,478
       Less 25% discount for cash                                        -  3,171,120
                                                                         ------------
                                                                            9,513,358
       Less 5% commissions and costs                                    -     475,668
                                                                        -------------
                                                                            9,037,690
Royalty Interests ($125,000 inc. x 5)                                                                625,000
Working Capital and Other Assets (1)                                                                 220,000
Note Receivable from IMCC                                                                          3,633,159
                                                                                                   ---------
ESTIMATED TOTAL ASSETS                                                                            13,515,849

Notes Payable                                                                                   -    287,838
Other Liabilities (gas station, litigation, etc.)                                               -    400,000
                                                                                                ------------
NET ASSETS                                                                                        12,828,011

Operating costs for 18 months (liquidation period)                                              -    450,000
Taxes at 40% on $9.5 million gain                                                                - 3,800,000
                                                                                                 -----------
ESTIMATED NET LIQUIDATION VALUE                                                                  $ 8,578,011

Outstanding shares: 2,522,808 =                                                                  $3.40/share

PRESENT VALUE DISCOUNTED AT 15% FOR 18 MONTHS                                                    $2.76/SHARE



(1)    Working Capital 9/30/97 per 10-QSB                    $135,000
       Reserves and adjustments                            -   65,000
                                                           ----------
                Net Working Capital                            70,000
       Equity in Partnership real estate (net)                150,000
                                                             $220,000




CENTERPOINT ADVISORS, INC.                                               PAGE 1

Utah Resources International__________________________________February 17, 1998


VALUATION ESTIMATE 2:  CAPITALIZED CASH FLOW

Real estate value assuming a sell-out over 15 years(1)           $23,000,000
                                                                 :        15
                                                                 -----------
Annual revenue from real estate sales                              1,533,333

Commissions and costs at 5%                                      -    78,000
Annual operating expenses                                        -   500,000
Royalty income                                                   +   125,000
                                                                 -----------
       Estimated Operating Income                                  1,080,333

Taxes at 40%                                                     -   432,133
                                                                 -----------
ANNUAL CASH FLOW ESTIMATE                                        $   648,200


Capitalization:
       Discount rate                 21%(2)
       Less: annual growth          - 6
                                    ---
       Cap rate                      15%

COMPANY VALUE (Cash Flow of $648,200/Cap Rate .15)               $ 4,321,333

Assuming 1,438,283 shares outstanding(3)                        $ 3.00/SHARE





(1)  See page 3.

(2) Safe rate 6%, plus 12% equity risk premium, plus 3% small business risk premium (which is low because of the substantial asset base).

(3) Excludes 85% of shares acquired by Inter-Mountain Capital Corporation. Only 15% of the shares have been paid for in cash. Calculation of cash flow also excludes interest earnings on the IMCC Note Receivable. If the cash flow included interest earnings, and if all IMCC shares were used in the calculations, the per share value would be lower.


CENTERPOINT ADVISORS, INC.                                               PAGE 2

Utah Resources International__________________________________February 17, 1998


URI REAL ESTATE VALUE ESTIMATES


  1.   Remaining sale options to developer (37 acres)                       $   1,700,000

  2.   Southgate Valley (220 acres)
        -  35 acres = 140 lots x $17,000/lot net of development cost            2,380,000
        -  185 acres = 500 lots x $30,000/lot net of development cost          15,000,000

  3.   Two commercial properties off Dixie Drive (2.9 acres)                      430,000

  4.   Commercial property near golf driving-range (.6 acre)                       60,000

  5.   Southgate Hills (37 acres)                                               1,100,000

  6.   Expired option contract to developer (9.5 acres)                           300,000

  7.   Land under option to developer (4 acres)                                   120,000

  8.   42 acres at airport - (20 potentially viable for development)            1,000,000

  9.   To be zoned commercial - NE of Southgate Valley (10.13 acres)              450,000

 10.   Site near freeway (4 acres)                                                160,000

 11.   52.5% Partnership interest: Promissory note and real estate                300,000
                                                                            -------------

       TOTAL                                                                $  23,000,000

Above are estimates of the values of URI's real estate parcels based on discussions with management. Our assumption is that most of the parcels would be sold in the next 12 to 24 months in order to generate part of the funding to develop the Southgate Valley site over a 15 to 18 year selling period. We consider the projected selling period, which was developed by a qualified real estate appraiser in 1995, as very optimistic. The dollar amount for each parcel should not be taken as an appraised value, but an estimate only. Some estimates may be too high, and some may be too low. It is likely that the total amount is the approximate value of the total assets. The same analysis in May, 1996, which was developed through discussions with the company's President at that time, resulted in an estimated asset value of $25,855,000. If the 1996 figure is reduced by 10% for changes in market conditions to the present time, that estimated value would become $23,269,500 today. We believe that this information provides a reasonable basis for estimating the value of the URI's real estate at $23 million under the scenario of a going-concern development company.



CENTERPOINT ADVISORS, INC.                                               PAGE 3

Utah Resources International__________________________________February 17, 1998


                                  CASE ANALYSIS


1.     SUMMARY OF VALUATION ESTIMATES


                                                              Per Share ($)
               Book Value 10/1/97*                                1.68
               Orderly Liquidation Value (see p. 1)               2.76
               Capitalized Cash Flow (see p. 2)                   3.00
               Actual Market Price                             .25 - 1.25

         * Includes IMCC shares, and includes IMCC Note Receivable as an asset.


2.     ADDITIONAL PERSPECTIVES

       A.      PER WEINBERGER V. UOP

                    Market Value - $.25-$1.25/share
                    Asset Value (Orderly Liquidation) - $2.76/share
                    Dividend - nil
                    Earnings Prospects - very poor
                    Nature of Enterprise - speculative, volatile
                    Other Pertinent Factors - new management soft real estate market
                    Future Prospects - poor, based on past results

                    CONCLUSION:  PROPOSED OFFER IS FAIR AT $3.35.


       B. PER SIMPSON - "The Emerging Role of Special Committee and Ensuing Business Judgment Rule Protection in Context of Management LBO and other Corporate Transactions Involving Conflicts of Interest", 43 Business Law 665, 672 (1988).

              Current business conditions at URI:

                    Historic financial results - very poor
                    Present financial condition - poor
                    Cash flow and income projections - poor
                    Stock performance historically - very poor
                    Ability to fund expenditures - poor
                    R & D, new products - very poor
                    Market and replacement value of assets - good Depth of management - small management team

                    CONCLUSION:  PROPOSED BID IS FAIR AT $3.35.


CENTERPOINT ADVISORS, INC.                                               PAGE 4

Utah Resources International__________________________________February 17, 1998



3.     PROPOSED REVERSE STOCK SPLIT FOR URI COMMON STOCK - $3.35 PER SHARE


       A.     NEGATIVE FACTORS

              1. A sustained surge in real estate prices in the near future could raise the value of the underlying properties.


       B.      POSITIVE FACTORS

              1.    Payment is in cash.

              2. Price is at or above the underlying asset value, and at 350% premium to market price.

              3. A shareholder does not have to sell shares, but instead can purchase additional shares to round up to 1,000 shares, and remain a shareholder.

              4. This is the first opportunity for shareholders to achieve liquidity at a realistic price for many years.

              5. The asset base is likely to be further dissipated if the history of extreme litigation continues.


4.     ADDITIONAL INFORMATION

       A.     URI RISK MEASUREMENT CONSIDERATIONS

              1. SIZE: URI is small compared to other publicly-traded companies and compared to many other closely-held businesses on the basis of income, earnings, cash flow, and so forth. Due to the small size, URI is less attractive to most investors.

               2. ACCESS TO CAPITAL MARKETS: essentially no access. Due to URI's long history of conflict, mismanagement, litigation and turmoil, and due to the lack of any meaningful earnings or cash flow that can be sustained, URI has no practical access to capital markets as it is presently structured.

              3. BREADTH OF CUSTOMER BASE: very limited to buyers of subdivided residential lots in a small town. Although some commercial real estate is sold, the customer base consists realistically of buyers of subdivision lots only. This is a market which is very narrow and small in southern Utah.

              4. GEOGRAPHIC AREA: very limited to a small portion of one small town, in a lightly populated county, in a lightly populated state.

CENTERPOINT ADVISORS, INC.                                               PAGE 5

Utah Resources International__________________________________February 17, 1998

              5.    MANAGEMENT: management team is small.

              6. BREADTH OF PRODUCT LINE: very narrow, relying almost totally on single family building lots in one part of a small town. Commercial property does not offer any significant diversification.

              7. LITIGATION/REGULATORY RISK: poor record of constant litigation that has been very expensive and debilitating. Regulatory circumstances in the industry are currently at rest, but the trend is for greater oversight of real estate practices by public authorities.

              8. VOLATILITY OF THE INDUSTRY: above average volatility. URI is completely dependent on real estate market conditions in a small geographic area. For the past few years, the trend has been downward.


       B.     NATURE AND HISTORY OF THE BUSINESS.

              Beginning in the 1960s, URI acquired and assembled parcels of real estate in southern Utah. Some of that work resulted in contentious relationships and subsequent litigation. As St. George became a popular development area in Utah, URI built and tried to operate a Hilton hotel. Prior to the consummation of the IMCC transaction, management was very poor, the hotel was sold, and some of the real estate was sold to others who were more capable of development activities. The company is in a slow liquidation mode. A large block of stock has been held by shareholders who have burdened the company with litigation. The only remaining value to the business is some of the underlying real estate, which unfortunately is being consumed by operating costs and litigation expenses.


       C.     ECONOMIC OUTLOOK IN GENERAL.

              The national economy is in the seventh year of expansion, and while a recession is not predicted in the near future by most economists, this expansion is likely to come to an end in the next two to three years. The national economy is a neutral factor in this study, but it requires an element of caution: as soon as the economy enters recession, the sale of real estate to retirees is likely to slow down. The regional economy has been very good. Utah, Nevada and Arizona are among the fastest growing states in the nation. St. George, Utah, where the company has its real estate, also grew very fast in the past three decades, until about 1994. The growth has now slowed and surrounding towns are competing for new residents. In 1995, it became more evident that residential real estate sales were slowing. For 1997, real estate sales were off between 5% and 15% from the prior year. Reports indicate that there are more competitors in the market, prices are soft, and some developers have had financial trouble. Thus, local economic and market conditions are considered to be neutral to poor. Prospects are neutral to poor in the short and intermediate term.

CENTERPOINT ADVISORS, INC.                                               PAGE 6

Utah Resources International__________________________________February 17, 1998

       D.     EARNINGS AND CASH FLOW TRENDS.

              Trends in earnings and cash flow at URI have been highly volatile historically, and recent years have seen poor results. Reported revenues in the past have benefited from accounting conventions, sales due to condemnation (instead of direct market sales from URI's efforts) and other sources that are not impressive. Other real estate companies in the area have done much better than URI, where cash flow and earnings come simply from the liquidation of assets. Operating costs and chronic litigation expenses are consuming asset values. The company is now in a position that there is only one more significant piece of real estate that is developable over the long term, and it will take the cash from liquidating the other parcels to carry on with development costs. The trend and outlook for cash flow and earnings are poor. The risks are substantial: if a cogent plan is not developed and implemented in the near future, the company may have to start selling chunks of its last large piece of real estate at discount prices to keep cash coming in.


       E.     BOOK VALUE.

              Book value is about $1.70 per share, but the adjusted book value is probably closer to $2.75 per share (according to the Orderly Liquidation value calculation).


       F.     GENERAL FINANCIAL CONDITION.

              URI has enough cash to pay its bills presently if litigation expenses do not continue at levels similar to the past few years. It probably will be necessary to raise additional capital to proceed with development costs. Financial condition is considered to be poor.


       G.     MANAGEMENT CAPABILITY.

              The company has been mismanaged for many years. In 1993, a control group of shareholders was removed under a Settlement Agreement with other shareholders. Chronic litigation and competing factions have been a tremendous burden. While there have been some good ideas among current management and the Board of Directors, the history of dissension and litigation has impeded any progress. The unsuccessful merger and subsequent litigation with respect to Midwest Railroad in 1996 consumed management time, and considerable expense.


       H.     DIVIDEND PAYING CAPACITY.

              It appears that dividend paying capacity under present management and shareholders is poor. Cash provided by asset sales is being consumed by operating costs and litigation expenses. The shareholders have a low probability of receiving dividends.

CENTERPOINT ADVISORS, INC.                                               PAGE 7

Utah Resources International__________________________________February 17, 1998

        I.    PAST TRANSACTIONS AND MARKET FOR COMMON STOCK.

              The share price has been languishing far below adjusted book value for many years. A surge in the price during the first part of 1995 probably reflected hopes that the merger with Midwest Railroad would provide better management, as well as some operating earnings from a major diversification into another industry. The merger failed and the share price has returned to a low level, with very little trading activity. Although there is new management, the market for the stock is likely to continue to be poor in the future until URI recovers from its history of poor management, the failed merger, constant litigation, and a depleting asset base.


       J.     MARKETABILITY OF SHARES.

              Shares of Utah Resources International are marketable, at a price deeply discounted from intrinsic value. There was less than one trade per month on average in 1997. One trade occurred at $1.25 per share, several trades took place at 87.5 cents, and the lowest price was 25 cents per share. The company's checkered history is accretive: each successive misadventure, such as the failed Midwest Railroad merger, makes URI that much more suspect to potential buyers.


       K.     PUBLIC COMPANIES IN RELATED LINES OF BUSINESS.

              Companies in the residential real estate subdivision business are subject to evaluation according to their region and locality. Comparability between firms is rarely helpful because of this, and the wide variations in financial leverage and capital structure, such as bank debt, limited partnership participations, seller carry-backs, and so forth. For these and other reasons, we found no companies that are reasonably comparable for analytical purposes. Any comparison between URI and other residential lot developers would involve so many adjustments that the result would not be meaningful.



CENTERPOINT ADVISORS, INC.                                               PAGE 8

Utah Resources International__________________________________February 17, 1998



                         TERMS AND CONDITIONS OF OPINION

          The primary objective of a Fairness Opinion is to determine if a price for corporate shares or a business enterprise is fair, from a financial point of view, to the shareholders of the corporation. The numerical result is objective and unrelated to the desires, wishes or needs of the client who engages the appraisers. Analytical reports prepared by Jeffrey P. Wright, ASA, CFA, conform to the principles and ethics of the American Society of Appraisers. This report is intended for the specified purpose, it is effective for the indicated date, and it is intended to be used in its entirety. Any table, chart or other portion taken alone is likely to be misleading.

          Some of the information, data and estimates used in this report have been obtained from sources which we believe to be reliable but no guarantee is made as to the accuracy or reliability of the data. We have also relied upon information supplied by the subject company and/or its representatives as being complete, accurate and fairly representing actual conditions. No further investigation was made to verify such information, nor was title to assets verified. We have obtained this information only for use in this study.

          The analysts, by virtue of preparing this report, are not required to give testimony in court, or in deposition, or to be in attendance at any proceeding regarding the company and/or its principals unless agreed to in advance.

          I certify that, to the best of my knowledge and belief: the statements of fact contained in this report are true and correct; the reported analyses, opinions and conclusions are limited by the reported assumptions and limiting conditions, and they are my personal, unbiased professional analyses, opinions and conclusions; I have no undisclosed present or prospective interest in the property that is the subject of this report and I have no personal interest or bias with respect to the parties involved; my compensation is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or use of this report; my analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation; and anyone providing significant professional assistance to the person signing this report has been identified. The American Society of Appraisers has a mandatory recertification program for all of its Senior Members. I am in compliance with the requirements of that program and I am recertified.


      /s/ JEFFREY P. WRIGHT                              February 17, 1998
------------------------------------                 ------------------------
      Jeffrey P. Wright, ASA                                   Date




CENTERPOINT ADVISORS, INC.                                               PAGE 9

Utah Resources International__________________________________February 17, 1998





                          QUALIFICATIONS OF APPRAISERS

Centerpoint Advisors, Inc. is a firm of professionals specializing in the valuation of closely held businesses and publicly-traded securities. Valuations are prepared for mergers and acquisitions, gift and estate taxes, employee stock ownership plans, tender offers, fairness opinions, economic damages, divorces and other matters involving the value of investments.

Jeffrey P. Wright, ASA, CFA, has been employed in the securities industry and by banking institutions to do securities research and investment analysis since 1969. He was a registered representative in Phoenix, Arizona, with a major national stock brokerage firm. His responsibilities have included analysis of securities, and management of investment portfolios for banks, and for their trust departments. He served as Chief Investment Officer for the Arizona State Treasurer, and was Vice President and Manager of Investments for a major bank.

Mr. Wright is a Chartered Financial Analyst; Fellow of the Association for Investment Management and Research; president and member of the Board of Directors of - the Stock and Bond Club of Phoenix, the Phoenix Society of Financial Analysts, and the Phoenix Metro chapter of the American Society of Appraisers (ASA). He has served in the following positions with ASA: Regional Governor, member of the Business Valuation Committee (1989-1997), member of the Standards Subcommittee, and member of the Board of Examiners. He received a Bachelor of Arts degree from Arizona State University, studied in the graduate business school, and has participated in numerous seminars on valuation issues. He is co-author of "Considerations in Buying or Selling a Business in Arizona"
(1985), "Buying or Selling a Business under the Tax Reform Act of 1986" (1987), "ESOPs in Arizona" (1994), and "Equitable Distribution for Divorce in Arizona"
(1995). He is author of the 1990 book "What is a Business Worth?", and has taught business valuation classes and courses for the Arizona School of Real Estate & Business, as well as continuing education classes for certified public accountants, attorneys, business brokers, and others. Mr. Wright has purchased and sold businesses, is currently a shareholder in closely-held corporations and has been a consultant to numerous buyers and sellers.



                           CENTERPOINT ADVISORS, INC.
                        9449 North 90th Street Suite 108
                            Scottsdale, Arizona 85258
                                 (602) 657-6220



CENTERPOINT ADVISORS, INC.                                              PAGE 10

Utah Resources International__________________________________February 17, 1998





                          UTAH RESOURCES INTERNATIONAL
                                 INCOME SPREADS
                            PER FINANCIAL STATEMENTS

                                12/31/91          12/31/92         12/31/93          12/31/94          12/31/95           12/31/96
                              -----------       -----------       -----------       -----------       -----------       -----------
Income
  Raw Land & Lot Sales        $ 1,107,412       $ 1,158,346       $   758,114       $ 2,274,222       $   587,663       $   451,406
  Gain Sale to Rel. Party          83,184                --                --                --                --                --
  Gasoline &  Grocery             640,843           537,660                --                --                --                --
  Room Rental & Restaurant      1,440,717         1,405,395                --                --                --                --
                              -----------       -----------       -----------       -----------       -----------       -----------
Total Sales                     3,272,156         3,101,401           758,114         2,274,222           587,663           451,406

Direct Costs
  Cost of Land & Lots             224,226           350,334           113,396           567,453           156,250           139,175
  Gasoline & Groceries            566,830           478,942                --                --                --                --
  Room Rental & Restaurant        370,917           137,485                --                --                --                --
                              -----------       -----------       -----------       -----------       -----------       -----------
Total Direct Costs              1,161,973           966,761           113,396           567,453           156,250           139,175

Gross Profit                    2,110,183         2,134,640           644,718         1,706,769           431,413           312,231

G & A Expenses                  1,737,242         1,876,004           628,462           580,326           815,039           418,789
                              -----------       -----------       -----------       -----------       -----------       -----------

Income from Operations            372,941           258,636            16,256         1,126,443          (383,626)         (106,558)

Other Income
  Interest & Dividends             94,616            41,666            52,109            50,458           102,794           156,895
  Rental Income                    84,365            84,049            87,904            32,183                --                --
  Royalties                        61,914            61,781            98,554            92,455            61,006           153,051
  Gain on Securities                   --             7,443                --                --                --                --
  Other Income                     14,797            92,699             9,430           (18,074)           35,906            (8,772)
                              -----------       -----------       -----------       -----------       -----------       -----------
Total Other Income                255,692           287,638           247,997           157,022           199,706           301,174

Other Expenses
  Interest                        188,791           178,232            64,837            60,020            51,279            86,405
  Insurance on Officers             1,871                --                --                --                --                --
  P/Ship Losses                     3,734            13,706                --                --                --                --
  Loss on Investments               1,360                --                --                --                --                --
  Litigation Expenses              36,000            36,000           690,000            98,042           230,815         1,111,499
                              -----------       -----------       -----------       -----------       -----------       -----------
Total Other Expenses              231,756           227,938           754,837           158,062           282,094         1,197,904

Earnings Before Taxes             396,877           318,336          (490,584)        1,125,403          (466,014)       (1,003,288)

Minority Interest                  18,539            (5,923)              380            29,109            26,988            23,385
Income Taxes                     (121,338)         (146,043)          144,000          (436,000)          179,000            54,000
                              -----------       -----------       -----------       -----------       -----------       -----------
Income From Cont. Oper.           294,078           166,370          (346,204)          718,512          (260,026)         (925,903)

Discontinued Operations                --                --           168,745           (31,416)         (489,593)           73,701
                              -----------       -----------       -----------       -----------       -----------       -----------

Net Income                    $   294,078       $   166,370       ($  177,459)      $   687,096       ($  749,619)      ($  852,202)




CENTERPOINT ADVISORS, INC.                                              PAGE 11

Utah Resources International__________________________________February 17, 1998





                          UTAH RESOURCES INTERNATIONAL
                                 INCOME SPREADS
                            PER FINANCIAL STATEMENTS


                                9/30/96           9/30/97
                             -----------       -----------
Income
  Sales                      $   178,070       $   517,066
  Royalties                      120,574           144,194
                             -----------       -----------
Total Sales                      298,644           661,260

Total Direct Costs                60,286           205,010
                             -----------       -----------

Gross Profit                     238,358           456,250

G & A Expenses                 1,066,144           594,349
                             -----------       -----------

Income from Operations          (827,786)         (138,099)

Other Income
  Interest & Dividends             5,016            22,396
  Other Income                       600                --
                             -----------       -----------
Total Other Income                 5,616            22,396

Earnings Before Taxes           (822,170)         (115,703)

Minority Interest                  4,679                --
Income Taxes                      29,600                --
                             -----------       -----------

Income From Cont. Oper          (787,891)         (115,703)

Discontinued Operations           22,568                --
                             -----------       -----------

Net Income                   ($  765,323)      ($  115,703)





CENTERPOINT ADVISORS, INC.                                              PAGE 12

Utah Resources International__________________________________February 17, 1998





                          UTAH RESOURCES INTERNATIONAL
                BALANCE SHEET SPREADS -- PER FINANCIAL STATEMENT

                                                                                                                       Interim
                                12/31/91       12/31/92       12/31/93      12/31/94      12/31/95      12/31/96       09/30/97
                             -----------    -----------    -----------   -----------   -----------   -----------    -----------
ASSETS
 Cash                        $   109,435    $   232,725    $   369,603   $ 2,138,795   $   765,831   $   517,858    $   334,919
 Accrued Interest                  2,517            121             --            --            --            --             --
 Adv. Related Parties             40,835         16,697         13,476        10,899        10,899       262,668             --
 Land Contracts Rec.              69,167         48,000             --            --            --            --             --
 Note Receivable                      --             --        151,836       200,267       177,927       140,672        259,659
 Prepaid Expenses                  6,482         72,481         76,403            --            --            --             --
 Invest in Subsid.                    --             --             --            --       383,790            --             --
 Refundable Taxes                     --             --        443,000            --            --            --             --
 Accounts Rec.                    22,690         72,507         15,809       254,312       347,590            --        303,560
 Inventory-Supplies               34,643         52,264             --            --            --            --             --
 Inventory-Lots                  196,403        120,824        727,477       627,214       859,539       876,088        838,454
                             -----------    -----------    -----------   -----------   -----------   -----------    -----------
    Total Current Assets         482,172        615,619      1,797,604     3,231,487     2,545,576     1,797,286      1,736,592

Marketable Securities            562,874        432,328         29,920            --            --            --             --

Property & Equipment
 Land & Improvements             844,033        957,223             --            --            --            --             --
 Buildings                     2,680,191      2,699,109             --            --            --            --             --
 Autos & Trailers                 88,751         88,751             --            --            --            --             --
 Furniture & Fixtures            604,721        607,237             --            --            --            --             --
 Capital Leases                  182,671        182,671             --            --            --            --             --
                             -----------    -----------    -----------   -----------   -----------   -----------    -----------
                               4,400,367      4,534,991             --            --            --            --             --
Less Accum. Deprec.           (2,226,671)    (2,395,352)            --            --            --            --             --
                             -----------    -----------    -----------   -----------   -----------   -----------    -----------
Net Fixed Assets               2,173,696      2,139,639        395,567        30,027        36,959        26,019         23,347

Royalties, net                    32,008         27,269         15,871        12,523         9,176         5,828          3,318

Other Assets
 Land Contracts                  187,000         74,003             --            --            --            --             --
 Advances to R/P                  18,346         18,192             --            --            --            --             --
 Investment in subsid.                --             --             --            --       514,647            --             --
 Other Assets                         --             --             --            --       116,104       137,011         12,382
 Refundable Deposits               3,115          3,115             --            --            --            --             --
 Capitalized Taxes                50,611         43,169             --            --            --            --             --
                             -----------    -----------    -----------   -----------   -----------   -----------    -----------
    Total Other Assets           259,072        138,479         23,088        19,799       630,751       137,011         12,382

Total Assets                   3,509,822      3,353,334      2,262,050     3,293,836     3,222,462     1,966,144      1,775,639

LIABILITIES
 Accounts Payable                268,712         79,493        152,232       160,534       303,814       252,464        417,249
 Advance Payable                  64,910         27,790             --            --            --            --             --
 Taxes Payable                    52,643         18,143             --            --            --            --             --
 Accrued Expenses                 20,392         20,958        119,843       291,331       325,649       546,070        309,755
 Deferred Taxes                       --             --             --            --         5,000            --             --
 Income Taxes                     58,919         68,007             --       300,201            --            --             --
 Earnest Deposits                     --         75,000         46,000        36,000        36,000        36,000         36,000
 Cur. Port. L/T debt             229,842        159,919        702,611       657,545       599,627       291,110        287,838
                             -----------    -----------    -----------   -----------   -----------   -----------    -----------
    Total Curr. Liab.            695,418        449,310      1,020,686     1,445,611     1,270,090     1,125,644      1,050,842
                                                                                                                    -----------
Long Term Debt                 1,421,657      1,522,050             --            --            --            --             --
Deferred Items                   136,591        129,707             --            --            --            --             --
Minority Interest                127,909        133,832        263,356       183,121       129,286       110,903        110,903
                             -----------    -----------    -----------   -----------   -----------   -----------    -----------
Total Liabilities              2,381,575      2,234,899      1,284,042     1,628,732     1,399,376     1,236,547      1,161,745

EQUITY
 Common Stock                    220,582        220,582        128,403       128,403       195,363       252,281        252,281
 APIC                            730,913        730,913        127,174       127,174       727,222       798,073        798,073
 Retained Earnings               726,670        880,858        722,431     1,409,527       900,501      (320,757)      (436,460)
 Less Treasury Stock            (549,918)      (713,918)            --            --            --            --             --
                             -----------    -----------    -----------   -----------   -----------   -----------    -----------
    Total Equity               1,128,247      1,118,435        978,008     1,665,104     1,823,086       729,597        613,894

TOTAL LIAB. & EQUITY         $ 3,509,822    $ 3,353,334    $ 2,262,050   $ 3,293,836   $ 3,222,462   $ 1,966,144    $ 1,775,639




CENTERPOINT ADVISORS, INC.                                              PAGE 13

                                   EXHIBIT e


                           PART 13. DISSENTERS' RIGHTS

         16-10a-1301  DEFINITIONS.--For purposes of Part 13:
         (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
         (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.
         (4) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
         (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in
Section 15-1-1, compounded annually.
         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.
         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         16-10a-1302 RIGHT TO DISSENT.--(1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate anions:
         (a) consummation of a plan of merger to which the corporation is a party if:
         (i) shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or
         (ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;
         (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;
         (c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and
         (d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).
         (2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.
         (3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:
         (a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;
         (b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or
         (c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders. (4)
         The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:
         (a)     shares of the corporation surviving the consummation of the
         plan of merger or share exchange; (b)     shares of a corporation
         which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;
         (c)     cash in lieu of fractional shares; or
         (d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.
         (5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

         16-10a-1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters' rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.
         (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:
         (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
         (b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.
         (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters' rights as to all the shares unlimited on the ability to exercise dissenters' rights. The certification requirement must be stated in the dissenters' notice given pursuant to Section 16-10a-1322.

         16-10a-1320 NOTICE OF DISSENTERS' RIGHTS.--(1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.
         (2) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

         16-10a-1321 DEMAND FOR PAYMENT--ELIGIBILITY AND NOTICE OF INTENT.--(1) If a proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
         (a) must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and
         (b) may not vote any of his shares in favor of the proposed action.
         (2) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.
         (3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.
         (4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

         16-10a-1322 DISSENTERS' NOTICE.--(1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.
         (2) The dissenters' notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and shall:
         (a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action; (b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;
         (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
         (d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

         (e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;
         (f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and
         (g)     be accompanied by a copy of this part.

         16-10a-1323 PROCEDURE TO DEMAND PAYMENT.--(1) A shareholder who is given a dissenters' notice described Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters' rights must, in accordance with the terms of the dissenters' notice:
         (a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;
         (b) deposit certificates for his certificated shares in accordance with the terms of the dissenters' notice; and
         (c) if required by the corporation in the dissenters' notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302.
         (2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving use to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.
         (3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares under this part.

         16-10a-1324 UNCERTIFICATED SHARES.--(1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.
         (2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

         16-10a-1325 PAYMENT.--(1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenters' shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.
         (2)     Each payment made pursuant to Subsection (1) must be
                 accompanied by:
         (a)     (i)      (A)     the corporation's balance sheet as of the end
of its most recent fiscal year or if not available, a fiscal year ending not more than 16 months before the date of payment,
         (B)     an income statement for that year;
         (C) a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and
         (D)     the latest available interim financial statements, if any

         (ii) the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;
         (b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;
         (c)     a statement of the dissenter's right to demand payment under
Section 16-10a-1328; and
         (d)     a copy of this part.

         16-10a-1326 FAILURE TO TAKE ACTION.--(1) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.
         (2) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322 then the corporation shall send a new dissenters' notice, as provided in Section 16-10a-1322 and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

         16-10a-1327 SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION.--(1) A corporation may, with the dissenters' notice given pursuant to Section 16-10a-1302, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of the demand.
         (2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16- 10a-1325(2).

         16-10a-1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:
         (a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;
         (b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or
         (c) the corporation, having failed to take the proposed corporate action creating dissenters' rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.
         (2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

         16-10a-1330 JUDICIAL APPRAISAL OF SHARES--COURT ACTION.--(1) If demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.
         (2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.
         (3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under subsection (2) as an action against their shares. All such dissented who are named as parties just be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to
Section 16- 10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to
Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares.
Service may also be made otherwise as provided by law.
         (4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
         (5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:
         (a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or
         (b) for the fair value, plus interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

         16-10a-1331 COURT COSTS AND COUNSEL FEES.--(1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.
         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
         (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or
         (b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.
         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.


                                      -61-